UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 11, 2005

WILSON HOLDINGS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	000-23819	76-0547762
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2700 Via Fortuna, Suite 400, Austin Texas	78746
(Address of Principal Executive Offices)	(Zip Code)

(Registrant’s telephone number, including area code)   (512) 732-0932

Cole Computer Corporation

(Former Name or Former Address, if Changed Since Last Report)

            Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).   ☐ Yes         ☒ No

            Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets.

Principal Terms of the Merger

On October 11, 2005, pursuant to an Agreement and Plan of Reorganization dated as of September 2, 2005 by and among Wilson Holdings, Inc., a Nevada corporation formerly known as Cole Computer Corporation, Wilson Acquisition Corp., a Delaware corporation, Wilson Family Communities, Inc., a Delaware corporation (“WFC”), and the Major Shareholders listed on Schedule A thereto, Wilson Acquisition Corp. was merged with and into WFC, and WFC became a wholly-owned subsidiary of Wilson Holdings, Inc. (the “Merger”).  As a result of the Merger, Wilson Holdings, Inc., which previously had no material operations, acquired the business of WFC.

Upon consummation of the Merger each share of WFC common stock was converted into one share of common stock of Wilson Holdings, Inc., and each share of WFC Series A Convertible Preferred Stock was converted into one share of common stock of Wilson Holdings, Inc.

Immediately prior to the Merger, as the result of a reverse stock split and the conversion of certain indebtedness into shares of our common stock, there were approximately 884,463 shares of our common stock outstanding. Approximately 16.8 million shares were issued to holders of issued and outstanding WFC capital stock. Former holders of options to purchase the common stock of WFC hold rights to purchase in the aggregate approximately 850,000 shares of our common stock. The capitalization of Wilson Holdings, Inc. is approximately 19.4 million shares on a fully-diluted basis.

The Merger Agreement was a product of negotiations between Wilson Holdings and WFC. Prior to the Merger, there were no material relationships between Wilson Holdings and WFC, any of their respective affiliates, directors or officers or any associates of such directors or officers.

The Merger Agreement is included herewith as an exhibit and is incorporated herein by reference.

In connection with the consummation of the Merger, the address of our principal executive officers was changed to 2700 Via Fortuna, Suite 400, Austin, Texas 78746 and the telephone number of our executive offices was changed to (512) 732-0932.

Business

Overview

We make strategic land acquisitions as well as develop real estate for and provide services to local home builders. We are led by experienced land acquisition and development professionals knowledgeable about both the local and national real estate markets. Currently, our activities are centered on securing significant real estate holdings in the Central Texas region, which we define as encompassing the Austin Metropolitan Statistical Area, or Austin MSA, along with the San Antonio Metropolitan Statistical Area, or San Antonio MSA. Specifically, we are focusing on acquiring land around the Central Texas region’s developing tollway roads, which are expected to become part of the Trans-Texas Corridor, or TTC, a proposed road system with the potential to influence regional and statewide transportation systems and population growth patterns. We believe that as the Central Texas tollway system develops, our strategic land purchases nearby will enable us to capitalize on the new growth centers we expect will be created by the tollway construction.

History

We are a Nevada corporation and a holding company formerly known as Cole Computer Corporation. In October 11, 2005 we completed the acquisition of Wilson Family Communities, Inc., or WFC, which is now our wholly-owned subsidiary and the sole operating company of our business, and the symbol under which our Common Stock is quoted on the OTC Bulletin Board will be changed shortly. We were incorporated in Nevada in 1987 as Pandora’s Golden Box, Inc. and became Cole Computer Corporation in 1998, at which time we began operating as a personal computer “clone” hardware assembly, sales, and repair company until we ceased those operations in early 2004.

WFC’s business was originally conducted, beginning in 2002, by Athena Equity Partners-Hays, L.P., a Texas limited partnership (“Athena”). Athena engaged in various land acquisition, development and homebuilding services, including the purchase, entitling, and sale of a 2,400 acre mixed-use tract composed of office, retail and residential lots in central Texas. In May 2005, Athena merged into WFC.

Industry Background

We believe that two trends distinguish the land acquisition, development, and homebuilding industries in Texas today: increasing population and the increasing influence of national homebuilding companies.

First, according to the Austin Chamber of Commerce, the increase in population in the Austin MSA during the 1990’s was more than double the growth rate of Texas and almost four times the national growth rate. While the tollways under construction in the Austin MSA are expected to ease transportation congestion caused by the growing population, there is, and we expect there will continue to be, a high demand for housing in the nearby metropolitan areas. Our other focus, the San Antonio MSA, has a population of 1.7 million, making it the eighth largest city in the nation, and recorded the strongest job growth among the 27 largest cities in Texas in 2004, according to the Texas A&M Real Estate Center. In addition, two of the nation’s principal interstate freeways, Interstate Highways 10 and 35, cross San Antonio, making it an important transportation center and desirable location for future highway development. According to thecityof.com, a resource for information regarding cities, the increase in Mexican, American and Canadian trade due to the North American Free Trade Agreement has resulted in San Antonio’s emergence as an important trade and international financial center and the home of the North American Development Bank.

Second, we believe that national companies, which have increasingly influenced the homebuilding industry in Texas, have been slow to respond to changes in the needs of the local, individual consumers. On the other hand, while local builders may be more in tune with the needs of local customers, they lack the capital to compete with these national companies, and generally do not have the resources to meet their marketing, administrative, and other management needs in a cost-effective manner. By providing quality marketing, design, back-office services plus attractive financing options to local builders, we believe we can accelerate the development of our land holdings and thereby increase profitability.

Our Initial Target Market and Market Data

Austin ranks among the top three places among the 150 metro area ranked by Forbes magazine (May 2005) on such criteria as business costs, living costs, number of engineers, crime rates, job growth and employment rates. According to Forbes, Austin’s gross metro product growth has slumped after annual gains, but the economy is expected to rebound up to 7 percent a year through 2008, as a result of one of the nation’s most highly educated work forces, among other factors. One of the key indicators of Austin’s business and population growth is the Austin Employment Growth Rate as shown below. We believe the positive economic indicators in the Austin area will remain strong, providing the necessary environment for continued overall growth.

We plan to focus our initial real estate acquisition activity on the Central Texas region, including the Austin MSA and the San Antonio MSA. Since 1990, the Austin MSA has been one of the fastest-growing areas in the United States. According to the Austin Chamber of Commerce, the increase in population in the Austin MSA during the 1990’s was more than double the growth rate of Texas and almost four times the national growth rate. While the population growth rate in the Austin MSA has slowed to 13% from 2000 to 2004, population growth continues to exceed the Texas and national averages by a significant margin. In 2004, the population in the Austin MSA reached 1.4 million, and the San Antonio MSA reached 1.7 million.

We expect the Austin MSA to continue its strong history of population growth, based on its desirability as a place to live. The worldwide employee relocation council and relocation services provider Primacy Relocation LLC ranked Austin as the second best city among those with population in excess of 500,000 people for families to relocate, based on cost of living, taxes, home costs/appreciation, schools, climate, commute times, out-of-state tuition rules at local universities and regulation of long-term care facilities. Similarly, we expect housing demands to increase in San Antonio, which is the eighth largest city in the nation and recorded the strongest job growth on a percentage basis among the 27 largest cities in Texas in 2004, according to the Texas A&M Real Estate Center. Additionally, according to the San Antonio Economic Development Foundation, or the SAEDF, San Antonio is far more affordable than comparable cities. For example, the SAEDF estimates that moving from San Diego to San Antonio would result in more than a $21,000 savings to the average family. We believe continued job growth, as well as the affordability of San Antonio, will continue to draw new residents.

The increase in building activity in both Austin and San Antonio supports this trend. In Austin, according to Residential Strategies, Inc., or RSI, from Q3 2004 through Q2 2005 housing starts eclipsed the previous record from 2001. In RSI’s opinion, the single most important factor of these record housing starts is that job growth in Austin is helping to fund this sustained development. From June 2004 through May 2005, the Austin MSA produced 17,400 net new jobs, a 2.9% increase from the period from June 2003 to May 2004.

In San Antonio, according to Alamo Workforce, the San Antonio MSA added 11,000 new jobs from Q2 2004 to Q2 2005. The San Antonio MLS reported over 10,000 residential home sales in 2005 through June 30, an increase of 9.2% over the same period of 2004. We believe that the Austin and San Antonio MSA’s are also poised for an increase in housing prices due to the past few years of modest housing price inflation.

According to National City Corp., Austin and San Antonio are among the ten least overpriced housing markets based on the national housing markets, historical prices in the region, income, population density, and interest rates.

Metro Area	% Over/Under-Valued
San Antonio, TX.	-10%
Austin, TX.	-5%
Raleigh, NC.	+1%
Durham, NC.	+5%
Phoenix, AZ.	+17%
Portland, OR.	+29%
Las Vegas, NV	+38%
Ft. Lauderdale, FL.	+43%
Atlantic City, NJ.	+41%
San Diego, CA	+53%
Source: Richard DeKaser, Chief Economist – National City Corp.

Additionally, based on our experience, land prices in Austin and San Antonio have remained relatively low compared to those in other areas of Texas. Currently, we believe that land in the Austin and San Antonio areas targeted for new housing development can typically be acquired at prices of approximately $12,000 and $15,000 an acre, while comparable property in the Dallas and Houston areas typically sells for approximately $30,000 per acre. We expect land prices to appreciate due to the positive economic climate in the Austin and San Antonio areas.

Trans-Texas Corridor

The Trans-Texas Corridor, or TTC, is an effort by the Texas Department of Transportation to provide for Texas’ transportation needs over the next 25-50 years. The TTC involves two corridors currently in the study phase. The first would roughly parallel existing Interstate Highway 35, or I-35, and the second would focus on the development of the Texas portion of the federal plan for new Interstate Highway 69, or I-69, which is expected to run from the Texas-Mexico border to Canada.

Currently, the numerous tollways already under construction in the Austin and San Antonio areas, such as State Highways 130 and 45, are expected to become part of the TTC as the TTC is constructed. Plans for the TTC include the development of side-by-side roadways for passenger vehicles, high-speed commuter railways, freight railways, and accompanying infrastructure for utilities, such as water lines, oil and gas pipelines, and telecommunications services. The first study phase for each of the I-35 and I-69 proposals involves an assessment of factors such as environmental impact, the projected need for transportation in given areas, and the ability of state and/or federal authorities to expand existing rights-of-way or purchase privately-held property.

The first study phase is expected to determine whether and where road construction or expansion is needed, and a second study to map out the potential routes will be undertaken only if additional construction is deemed necessary by the first study. Assuming expansion will be approved in both corridors, the final mapping of roads is not expected to be completed until 2007-2010.

Our Strategy

We are led by experienced land acquisition and development professionals knowledgeable about both the local and national real estate markets. Our management team is led by WFC founder and our chief executive officer, Clark N. Wilson, and its members have been instrumental in the production of thousands of housing units since the 1970’s. Our strategy is to use our experience in land acquisition and development to capitalize on the opportunities we believe are presented by the changing transportation corridors in the Central Texas region, focusing on:

  strategic land acquisition;

  land development and services; and

  homebuilding services.

Land Acquisition

The core of our business plan is to secure land strategically, before market demand drives up prices, based on our monitoring and understanding population growth and transportation patterns. We believe that national homebuilding companies purchase very large tracts of land indiscriminately, with insufficient attention to local trends. In contrast, we intend to target our land acquisitions, through astute market analysis, within growth corridors near major highways, with easy access to major employers and shopping centers. We plan to secure land either in fee simple or, when possible, utilizing a “Rolling Option,” which defers payment to a landowner until the closing of the home built on the lot. This approach allows us to control land – secure more locations – while minimizing expenditures and ultimately realizing higher returns than if we purchased the land outright.

Market Analysis: We plan to support the purchase of land and development of these communities with specific target market analysis. Our analysis goes beyond a simple review of current competition. We intend to apply processes in place in the auto, retail and banking industries to the home building industry by researching future needs and demands of the marketplace. For example, successful auto makers target their products to a very particular type of consumer, based on the consumer’s age range, family and lifestyle attributes, etc. We will utilize a similar approach, customizing our product offerings for a variety of buyer segments, such as newly married couples, growing families. Prior to investing in new developments we plan to examine both current and future market opportunities. We strive to attract a diverse group of buyers by designing multi-product neighborhoods within each community that will be desirable for home buyers at differing income levels and with different needs. We intend to develop products for numerous market segments – from single family detached homes to attached townhomes. Our goal is to match buyers’ wants and needs with communities that meet those needs.

The Rolling Option. We plan to use a “Rolling Option” to control land while efficiently using and conserving capital. The “Rolling Option” provides us an option to purchase land, under which landowners subordinate their interest in the property to our development financing and are paid 20% of the sales price of each new home (less development cost) when closed. This structure limits the inventory of land we need to purchase which provides a maximum return on our investment and reduces the risk to capital that we would face if we purchased large tracts of land that decline or fail to appreciate in value.

Land Development and Services

In tandem with our land acquisition efforts, we plan to prepare raw real estate for development and sell land for development. We anticipate offering assistance and site-specific analysis to land owners desiring to maximize land values. Such analysis can help owners design neighborhoods with pocket parks, natural space and varying lot sizes to attract multiple buyer types, thereby maximizing the value of each site.

Our planned targets for our sales and services are local builders who have strong technical skills but lack the financial resources to compete effectively against national companies. The Central Texas markets are comprised of both small independent building companies and large national building companies – each with their own specific business plans. Although different in many ways, all builders have the common need for product development, market research, land and capital. In addition to selling lots to these builders, we intend to offer the smaller builders a package of services that we believe they currently lack, designed to enable them to effectively compete against national builders. These services are as follows:

  Acquisition.   We intend to identify lots for the construction of single family residential homes. The lots may be owned or purchased by us or an entity related to us.

  Financing. We intend to identify sources of financing for lot purchases and single family residential home construction, and we may offer financing on lots or construction projects at our discretion.

  Marketing. We envision providing advice on the marketing of the home builder and single family residential homes constructed by such builder, including helping each builder establish a written marketing plan. See “Sales and Marketing,” below.

  Accounting. We intend to help builders establish and maintain cost and project account and bookkeeping processes for cost allocations and documentation. We plan to provide the actual bookkeeping services for each project.

  Payment Services. We will endeavor to assist builders with purchase order and vendor payment oversight and processes and loan draw compliance review. We plan to review and process draw requests. We anticipate that all loan or home builder funds will be deposited with us and payments made by us from the funds so deposited. Our draw review would be for technical compliance only, and the builder shall have and retain all obligations to assure that all work for which a draw is made has been completed and completed in accordance with the builder’s and any lender’s requirements.

  Training. We anticipate offering training to personnel of local home builders in bidding, payment, accounting and management services.

  Management. We plan to establish office and management procedures handbook or guidelines for each builder that will cover internal and office management procedures.

  Financial Fidelity. These services would involve providing direct surety by us of loan guaranty services. We expect that these will be specialized services that are negotiated and approved for each separate instance. If we agree to provide these services as to any specific financial situation, we expect that each builder and each principal of such builder will execute and deliver to us a guaranty, security and indemnity agreement in such form and terms and with collateral as is acceptable to us.

Homebuilding Services

Our long-term plan is to contract with local home builders to build houses for sale directly to the public. By working with local builders, we believe we can increase efficiency and profitability. In the process of providing our array of services to local builders, we anticipate being in a position to evaluate which builders are most compatible with our business and most promising in terms of future profitability. In the long term, we intend to further expand our business strategy by entering markets outside the Austin and San Antonio MSA’s as such opportunities arise.

Sales and Marketing

We intend to develop a detailed sales and marketing strategy for each community we develop around the Austin and San Antonio MSAs. Our goal is to pursue a two-pronged sales and marketing strategy, promoting both our own services and those of the builders who hire us for such sales and marketing services.

Marketing our services. We plan to create and make available a marketing brochure outlining our services that will be available to all builders and landowners, and to use public relations campaigns to promote Wilson Holdings and WFC within the community. We believe that raising our visibility through these actions will improve our ability to sell our builder services to local builders and increase the interest of landowners in the “Rolling Option.”

Marketing local builders. We envision providing advice on the marketing of the home builder and single family residential homes constructed by such builder, including helping each builder establish a written marketing plan. To support the builders’ marketing plans, we intend to engage in extensive site-specific target market research to determine, for each neighborhood we develop, the ideal size, style and price range of the homes for each target market segment (e.g. young married, mature family, etc.), the layout of the streets and individual home sites, size of parks, amenity centers, and natural open space. Based on this research, we anticipate providing builders with an aggressive pre-marketing program using internet sites to provide information on each new neighborhood we develop.

In addition, we anticipate creating a link to each builder’s website from our website to provide additional connections for customers to reach builders. We expect to purchase banner ads on various websites such as Realtor.com – a top-rated Internet site used by prospective homeowners – to increase local builders’ ability to reach their target market segments.

To help home builders identify potential sales sources and closing sources in connection with the single family residential homes constructed by each builder, we intend to join and participate in local real estate organizations, and place listings and information in the Multiple Listing Service and various realtor publications. We believe building relationships with local realtors will help us connect builders to the customers that such realtors represent.

We intend to help home builders to use the internet to engage potential home buyers in one-to-one relationships through the sharing of ideas and information. Through questionnaires, we plan to gather information to help design products and communities while building a database of prospective customers to be converted to future homeowners. We believe involving the homebuyer in the process and exchange of information will lead to better product design, customer loyalty and increased business.

Employees

We have a total of 11 full-time employees located in our office in Austin, Texas.

Reports to Security Holders

We file annual, quarterly and current reports with the SEC under the Securities Exchange Act of 1934 (Commission File No. 000-30819).  Security holders may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Security holders may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.  The materials we file also are available on the SEC’s website at http://www.sec.gov.

RISK FACTORS

This Form 8-K contains forward-looking statements. Certain statements contained in this registration statement and other written material and oral statements made from time to time by us do not relate strictly to historical or current facts. As such, they are considered “forward looking statements” that provide current expectations or forecasts of future events. Such statements are typically characterized by terminology such as “believe,” “anticipate,” “should,” “seek,” “intend,” “plan,” “expect,” “estimate,” “project,” “strategy” and similar expressions. Our forward-looking statements generally relate to the prospects for future sales of our products, the success of our marketing activities, and the success of our strategic corporate relationships. These statements are based upon assumptions and assessments made by our management in light of its experience and its perception of historical trends, current conditions, expected future developments and other factors our management believes to be appropriate. These forward-looking statements are subject to a number of risks and uncertainties, including those identified in this section. The risk factors below contain forward-looking statements regarding our company. Actual results could differ materially from those set forth in the forward-looking statements.

Except as required by applicable law, we undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Risks Related to Our Business

Our current operating business has a limited operating history and revenues.

Wilson Holdings recently acquired Wilson Family Communities, or WFC, which has a limited operating history and, accordingly, is subject to substantial risks inherent in the commencement of any new business enterprise. The business of WFC was conducted, beginning in 2002, by Athena Equity Partners-Hays, L.P. to engage in land acquisition, development and homebuilding activities. Athena has not generated significant revenues, and, to date, neither has WFC.

There can be no assurance that we will be able to successfully acquire, develop and/or market land, or develop and market our homebuilding services, generate revenues, or operate profitably. Any investment in Wilson Holdings should be considered a high risk investment because the investor will be placing funds at risk in a development stage company with unknown costs, expenses, competition, and other problems to which new ventures are often subject. Investors should not invest in Wilson Holdings unless they can afford to lose their entire investment.

We may not be able to raise enough working capital to execute our business plan.

We may not be able to obtain funds from external sources in sufficient amounts to fund our business plan. We may attempt to partner with an established operating company interested in our emerging business, as a means to raise needed capital. If we were required to resort to such a partnership, however, we would most likely be required to cede some control over our activities and to negotiate our business plan with our business partner.

Additionally, a feature of our strategy, the “Rolling Option,” has certain inherent risks. Under the Rolling Option, landowners subordinate their position to our development financing and are paid for the lot at the time the home is sold. This structure limits the inventory of land we need to purchase, which provides a maximum return on our investment, and can reduce the risk to capital if we purchase large tracts of land that decline in value. However, the strategy means that we take the risks of construction on property we do not own, and there can be no assurance that we will generate sufficient cash flow or otherwise obtain sufficient funds to meet the expected development plans for our properties.

We may face intense competition in our industry, and our results of operations and financial condition are greatly affected by the performance of the industry.

The real estate business is highly competitive, and many of our competitors have significantly greater financial and other resources than we do. Such competitors include local developers who are committed primarily to particular markets and also national developers who acquire properties throughout the U.S. We cannot provide assurances that no additional competitors will enter the markets we serve or propose to serve, that we will be able to compete successfully, or that we will have adequate funds to compete.

Real estate markets have historically been subject to strong periodic cycles driven by numerous factors beyond the control of market participants. WFC’s performance is affected by several such factors, including local real estate market conditions (both where its properties are located and in areas where its potential customers reside), fluctuations in interest rates, and the availability and cost of mortgage financing for potential customers (to the extent they finance their purchases) and for buyers of the potential customers’ existing residences. Real estate investments often cannot easily be converted into cash and market values may be adversely affected by these economic circumstances, market fundamentals, competition and demographic conditions. Because of the effect these factors have on real estate values, it is difficult to predict with certainty the level of future sales or sales prices that will be realized for individual assets. All of these factors apply to our residential development business and can significantly reduce the prices we are able to command for our assets and services.

We are vulnerable to concentration risks because our initial operations will be limited to the Central Texas area.

Initially, our real estate activities will be almost entirely conducted in the Central Texas region, which we define as encompassing the Austin Metropolitan Statistical Area, or Austin MSA, and the San Antonio Metropolitan Statistical Area, or San Antonio MSA. This geographic concentration and limited number of projects makes our operations more vulnerable to local economic downturns and adverse project-specific risks than those of larger, more diversified companies.

The performance of the central Texas economy will affect our sales and, consequently, the underlying values of our properties. For example, the economy in the Austin MSA is heavily influenced by conditions in the technology industry. In a weak technology market, we may experience reduced sales, primarily affecting “high-end” properties, which can significantly affect our financial condition and results of operations. The San Antonio MSA economy is dependent on the service industry (including tourism), government/military and businesses specializing in international trade. To the extent there is a significant reduction in tourism to San Antonio we would expect to see reduced sales of lower priced homes due to a likely reduction in lower paying tourism-related jobs. Due to its dependence on the military, any change to the currently proposed military base reduction plans could harm San Antonio as it currently expects to see a net gain of approximately 4,000 new jobs due to base closures in other areas.

Additionally, economic shifts affect residential and commercial property markets, and thus our business, in different ways. We intend to focus on residential rather than commercial properties. A developer with diversified projects in both sectors may be better able to survive a downturn in the residential market if the commercial market remains strong. However, our focus on the residential sector can make us more vulnerable than a diversified developer.

Our operations are subject to an intensive regulatory approval process, including governmental and environmental regulation, which can result in an increase to our costs.

Before we can develop a property, we must obtain a variety of approvals from local and state governments with respect to such matters as zoning, density, parking, subdivision, site planning and environmental issues. Certain of these approvals are discretionary by nature. Because certain government agencies and special interest groups have in the past expressed concerns about development plans in or near the Central Texas region, our ability to develop these properties and realize future income from our properties could be delayed, reduced, prevented or made more expensive.

Real estate development is subject to state and federal regulations and to possible interruption or termination because of environmental considerations, including, without limitation, air and water quality and protection of endangered species and their habitats. We are making, and will continue to make, expenditures with respect to our real estate development for the protection of the environment. Emphasis on environmental matters may result in additional costs in the future.

Our operations are subject to weather-related risks.

WFC’s performance may be adversely affected by weather conditions that damage property. Additionally, weather conditions can delay development and construction projects by weeks or months which could delay and decrease our anticipated revenues. To the extent we encounter significant weather related delays, our business would suffer.

Special Risks Related to Wilson Holdings and WFC

Our business plan is tied to the development of the Trans-Texas Corridor, or TTC, which is still in the planning stages, and thus is subject to considerable uncertainty.

Our plan is to profit from the early purchase and development of land near the TTC, which is projected to consist of two “corridors,” one around existing Interstate Highway 35, or I-35, and one focused on the Texas portion of the federal proposal for new Interstate Highway 69, or I-69. As the TTC roads are developed, we believe land near these transportation arteries will increase correspondingly in value, enabling us to reap significant returns on our investments. However, both the I-35 and I-69 corridor areas are still in the study process, which includes an assessment of factors such as environmental impact, the projected need for transportation in given areas, and the ability of state and/or federal authorities to expand existing rights-of-way or purchase privately-held property. The first study phase is expected to determine whether and where road construction or expansion is needed, and a second study to map out the potential routes will be undertaken only if additional construction is deemed necessary by the first study. Assuming expansion will be approved in both corridors, the final mapping of roads is not expected to be completed until 2007-2010, at which time road construction will need to be approved and funded by the appropriate governmental authorities.

Each phase of the TTC development, along both the I-35 and I-69 corridors, is subject to risks with the potential to impair our success. The TTC may not be built along one or both corridors if the studies in progress conclude that no further construction is necessary, or, for example, the environmental impact is deemed too great. Even if the TTC is built, the land purchased by us in anticipation of the TTC’s construction may not be sufficiently near the final routes and its value may decline accordingly. Delays in the study phases, lack of funding authorization for construction, or setbacks in the road construction process can all impair our business plan and profitability.

Our chief executive officer is subject to a non-compete agreement that may affect our business.

Clark Wilson, our chief executive officer, served as the President and Chief Executive Officer of Clark Wilson Homes, Inc., a subsidiary of Capital Pacific Holdings, from 1992 to 2003. Pursuant to an agreement executed in connection with the sale of Clark Wilson Homes to J.M. Peters Company in 1994, Mr. Wilson agreed not to engage in the businesses of acquisition, ownership, development, construction or sale of dwelling units in certain portions of the United States in which we plan to do business. While we do not believe that this covenant not to compete remains in effect, the stated term of the covenant is five years for certain enumerated counties in Texas and for three years for certain other counties in the United States. It is our position that the covenant not to compete relates to the business of building homes, and that the purchase and sale of real estate as contemplated by us does not violate the covenant.

We depend on our key personnel to manage our business effectively.

We believe our future success will depend in large part upon our ability to attract and retain highly skilled managerial and sales and marketing personnel. In particular, due to the relatively early stage of our business, we believe that our future success is highly dependent on Clark N. Wilson, the chief executive officer of Wilson Holdings and founder of WFC, to provide the necessary leadership to execute our growth plans. The loss of the services of any of our key employees, the inability to attract or retain qualified personnel in the future or delays in hiring required personnel, particularly sales personnel, could delay the development and introduction of our sales and marketing activities, and negatively impact our profitability.

Wilson Holdings is a holding company.

Wilson Holdings is a holding company with no material assets other than its equity interest in its wholly-owned subsidiary, WFC. WFC conducts substantially all of our operations and directly owns substantially all of our assets. In the event of a liquidation, after creditors are paid, any remaining assets would then be distributed to Wilson Holdings as the holder of all shares of common stock of WFC and subsequently would be distributed ratably among the holders of the Common Stock.

Risks Related to Our Stock

There is currently a limited market for the Common Stock. Any trading market that develops in the Common Stock may be highly illiquid and may not reflect the underlying value of our net assets or business prospects.

Although the Common Stock is currently quoted on the OTC Bulletin Board, there is currently only a limited market for the Common Stock and there can be no assurance that an improved market will ever develop. Any trading market that does develop may be volatile, and significant competition to sell the Common Stock in any such trading market may exist, which could negatively affect the price of the Common Stock. As a result, the value of the Common Stock may decrease. Additionally, if a trading market does develop, such market may be highly illiquid, and the Common Stock may trade at a price that does not accurately reflect the underlying value of our net assets or business prospects. Investors are cautioned not to rely on the possibility that an active trading market may develop or on the prices at which our stock may trade in any market that does develop in making an investment decision.

There are substantial restrictions on the transferability of the shares issued in the Merger.

Those who receive shares of our Common Stock in the Merger will be required to bear the economic consequences of holding, for an indefinite period of time, securities for which there is an illiquid and/or volatile market. Since the shares have not been registered under applicable federal and state securities laws, all such shares will be “restricted securities,” meaning that such securities offered hereby cannot be sold or otherwise disposed of except in transactions that are subsequently registered under applicable federal and state securities laws, or in transactions exempt from such registration.

While there are no blanket exemptions for re-sales of unregistered securities of privately held companies, the SEC has promulgated Rule 144 that is generally applicable to the holders of restricted securities of companies whose securities are traded on a public market. In general, Rule 144 provides, if certain conditions are met, that a person who has held restricted securities for at least one year may sell in brokerage transactions, during each three-month period thereafter, an amount equal to the greater of the average weekly trading volume of the security during the four calendar weeks immediately preceding the sale, or 1% of our outstanding common stock, whichever is greater.

Certain provisions of Rule 144 permit holders of restricted securities who have held such securities for more than two years to sell all their securities without regard to the volume limitations described above. However, there is currently only a limited public market for the Common Stock. Investors should not assume that they would be able to sell their shares in brokerage transactions, if at all. Because the shares have not been so registered, persons acquiring our securities in connection with the Merger will be required to represent in writing that they are purchasing the same for investment only and not with a view to, or for sale in connection with, any subsequent distribution thereof. All certificates which evidence the shares issued in the Merger will be inscribed with a printed legend which clearly describes the applicable restrictions on transfer or resale by the owner thereof.

Our largest stockholders will continue to control a substantial ownership position in Wilson Holdings.

Clark N. Wilson owns or controls a substantial portion of the issued and outstanding shares of Common Stock of Wilson Holdings. Mr. Wilson has the voting power to substantially influence the election of the members of Wilson Holdings’ board of directors and, thereby, to control substantially all corporate actions and decisions for an indefinite period of time. Accordingly, investors in our common stock will have a limited ability to take part in the management or control of the business of Wilson Holdings, or the election of its officers or directors.

We have limited sources of liquidity.

We require substantial capital to pursue our operating strategy.  As of October 14, 2005 we had approximately $3.1 million in cash, negative working capital of $4.2 million and land inventory with an approximate market value of $2.6 million, net of debt. However, we will continue to rely on external sources for liquidity.

WFC’s current monthly operating overhead is approximately $90,000 to $95,000, and such amount will increase as we expand our operations. In addition, we plan to expend significant funds for certain land purchase contracts, earnest money deposits, option fees, and future land purchases, as well as for day to day operations and interim construction loans for third party builders. We will be relying on external sources of funding to satisfy such needs, but such funding may not be sufficient to develop our business to the extent needed to create a positive cash flow from operations.

Wilson Holdings presently does not intend to pay cash dividends on the Common Stock.

Wilson Holdings currently anticipates that no cash dividends will be paid on the Common Stock in the foreseeable future. While our dividend policy will be based on the operating results and capital needs of the business, it is anticipated that all earnings, if any, will be retained to finance the future expansion of our business. Therefore, prospective investors who anticipate the need for immediate income by way of cash dividends from their investment should not purchase the Common Stock of Wilson Holdings.

Management’s Discussion and Analysis or Plan of Operations

The information presented in this section should be read in conjunction with the information contained in the financial statements, including the notes thereto, appearing elsewhere in this registration statement. This discussion contains forward-looking statements reflecting our current expectations that involve risks and uncertainties. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the section entitled “Risk Factors” and elsewhere in this registration statement.

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with “Selected Financial Data” and our audited consolidated financial statements and accompanying notes included elsewhere in this document.

Summary of Financial Information

	Six Months Ended June 30, (unaudited)		Years Ended December 31,
	2005	2004	2004	2003
Statements of Operations Data:
Net revenues from land sales	$-	-	-	3,059,088
Total operating expenses	(72,207)	-	(48,296)	(2,984)
Operating income (loss)	(72,207)	-	(48,296)	3,056,104
Net income (loss)	(81,075)	69	(59,063)	2,913,270
Net (loss) per common share	$0.05	n/a	n/a	n/a

	June 30, 2005 (unaudited)	December 31,
		2004	2003
Balance Sheet Data:
Cash and cash equivalents	$4,643,867	8,943	1,720
Inventories	9,612	375	-
Intangibles	-	-	-
Total assets	14,344,912	384,297	1,720
Short term liabilities	7,488,555	31,854	1,720
Total liabilities	7,488,555	311,654	1,720
Stockholders’ equity (deficit)	$6,856,357	72,643	-

Results of Operations

Overview

Wilson Family Communities, Inc., or WFC, our sole operating subsidiary, was formed in 2005 with the intention of focusing on acquiring land around the Central Texas region’s developing tollway roads, which are expected to become part of the Trans-Texas Corridor, or TTC, a proposed road system with the potential to influence regional and statewide transportation systems and population growth patterns. We believe that as the Central Texas tollway system develops, our strategic land purchases nearby will enable us to capitalize on the new growth centers we expect will be created by the tollway construction, at first by partnering with local builders to create the housing infrastructure that will be needed in these newly developed areas, and then, over the long term, by acquiring some of these builders and eventually our vendors and suppliers.

Land Sales and Development

In May 2005, WFC merged with a limited partnership that had engaged in various land acquisition and development services, including the purchase, entitling, and sale of a 2,400 acre mixed-use tract composed of office, retail and residential lots in Central Texas. The sale of this tract generated net revenues of $3,059,088 and net income of $2,913,270. No other revenues have been generated since 2003.

Corporate general and administrative costs increased by $46,246 from the years ended 2004 and 2003 due to additional legal fees and professional service fees spent in evaluating and acquiring additional land.

The increase of $65,035 of corporate general and administrative costs versus zero spent for the six months ended June 30, 2005 and 2004, represents salaries, legal fees and other professional fees to begin the execution of our business strategy. We had three full time employees as of June 30, 2005. The $7,172 increase in sales and marketing expenses for the same period also represents salaries and other fees and services relating to executing on our business strategy.

Both corporate general and administrative costs and sales and marketing costs are expected to increase as we continue to expand our corporate staff to execute to our business plan. As of September 30, 2005 we employed 11 full time employees. We anticipate hiring additional employees if we are successful in raising capital and executing on our business plan.

Interest expense relates to properties purchased and held for sale, or held for anticipated development. For the year ended 2003 the interest expense of $143,002 related to a 2,400 acre tract of land held for sale. Interest for the year ended 2004 related to approximately 15 acres purchased in late 2004. Interest expense of $16,742 for the six months ended 2005 was for a 786 acre tract of land purchased in 2005, and continuing interest costs for the 15 acres purchased in 2004. During the same six month period in 2004, we owned no properties and had no interest expense. We intend to finance a significant portion of our land purchases and anticipate increased interest expenses in future periods.

Interest income of $7,874 for the six months ended June 30, 2005 represents interest earned on our cash and cash equivalents.

Financial Condition and Capital Resources

Liquidity

As of June 30, 2005, we had $4.7 million of cash which is adequate for our current operations. To fully execute our strategic business plan, we will require at least $14 million of cash plus additional borrowings. To address our cash needs, we have negotiated a $2 million line of credit with a bank for home construction and are working to raise approximately $15 million or more, less expenses, through a private placement of our common stock. To the extent we are successful in raising the $15 million in outside financing, we would use the proceeds of that offering, after deducting fees and expenses incurred in connection with the transaction, for working capital purposes. We also expect to have access to a broader range of capital through the public markets now that we have consummated the merger with WFC. As of October 14, 2005, we had approximately $3.1 million of cash and cash equivalents.

If we are unsuccessful in raising the anticipated $15 million, then we will scale down its business plan, slow down our anticipated land purchases, attempt to increase our borrowings and seek additional funding from private sources.

Capital Resources

As of June 30, 2005, we were negotiating the purchase of various options to purchase land but had not executed the agreements. We anticipate purchasing and committing to various option agreements to purchase land that could have performance clauses requiring significant cash and borrowings. If we are unsuccessful in raising additional capital, we can reduce our participation in the land purchase option agreements. We have notes payable of an aggregate of $6,890,988 that mature on June 30, 2006 with principal and interest due. The note can be extended for three months if its not in default. If we are unable to refinance or pay off the notes, then there would be a material adverse effect on our business.

Off-Balance Sheet Arrangements

As of June 30, 2005, we had no off-balance sheet arrangements.

Contractual Obligations and Commitments

Since June 30, 2005, we have made deposits and advance payments of approximately $650,000 on land purchase options and associated fees. If we were to cancel these arrangements, then approximately $250,000 of this amount would not be refundable.

New Accounting Pronouncements

In December 2004, the Financial Accounting Standard Board (FASB) issued a revision to Statement of Financial Accounting Standard No. 123, “Accounting for Stock-Based Compensation” (SFAS 123R). SFAS 123R eliminates the use of the intrinsic value method of accounting under APB Opinion 25, “Accounting for Stock Issued to Employees,” and generally requires a public entity to reflect the cost of employee services received in exchange for an award of equity instruments based on the fair value of the award on the grand date in its income statement instead of pro forma disclosures in its financial statement footnotes. The grant-date fair value will be estimated using option-pricing models adjusted for unique characteristics of those equity instruments. Among other things, SFAS 123R also requires entities to estimate the number of instruments for which the requisite service is expected to rendered and, if the terms or conditions of an equity award are modified after the grant date, to recognize incremental compensation cost for such a modification by comparing the fair value of the modified award with the fair value of the award immediately before the modification. In addition, SFAS 123R amends FASB Statement No. 95, “Statement of Cash Flows,” to require that excess tax benefits be reported as a financing of cash inflow rather than as a reduction of taxes paid. SFAS 123 as amended is effective in the first annual effective reporting period that begins after December 15, 2005 (January 1, 2006 for the company). As of the required effective date, entities that used the fair-value-based method under the original Statement 123 will apply this revised statement using a modified version of prospective application. We are currently evaluating the requirements of SFAS 123R and will adopt this statement at that date. Although we cannot estimate the exact amount at this time, we expect that the adoption of this statement could have a material effect on the financial statements.

Critical Accounting Policies and Estimates

Critical Accounting Policies

Our accounting policies are more fully described in Note 1 of the notes to our consolidated financial statements. As discussed in Note 1, the preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions about future events that affect the amounts reported in our consolidated financial statements and accompanying notes. Future events and their effects cannot be determined with absolute certainty. Therefore, the determination of estimates requires the exercise of judgment. Actual results could differ from those estimates, and such differences may be material to our consolidated financial statements. Listed below are those policies and estimates that we believe are critical and require the use of significant judgment in their application.

Revenue Recognition

Revenues from property sales are recognized in accordance with SFAS No. 66, “Accounting for Sales of Real Estate” when the risks and rewards of ownership are transferred to the buyer and the consideration received. Revenues from land development services are recognized when the properties containing the underlying services are sold, when the risks and rewards of ownership are transferred to the buyer.

Inventories

Inventories are stated at cost unless the inventory is determined to be impaired, in which case the impaired inventory would be written down to the fair market value. Inventory costs include land, land development deposits on land purchase contracts and interest and real estate taxes incurred during development and construction phases.

Description of Property

We lease approximately 4,000 square feet at a monthly rental of $6,166 for our corporate offices in Austin, Texas under a lease that expires in February 28, 2007. We believe this facility is adequate to meet our requirements at the current level of business activity.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth the number of shares of our Common Stock beneficially owned as of October 14, 2005 by:

•	those persons or groups known to beneficially own more than 5% of the Common Stock;
•	each of the executive officers and directors; and
•	and all of the directors and executive officers as a group.

For purposes of this table, beneficial ownership is determined in accordance with Rule 13d-3 promulgated under the Securities Exchange Act of 1934. Ownership percentages reflected are calculated based on 17,689,252 shares of Common Stock issued and outstanding as of the date hereof. We also currently have outstanding options to purchase 850,000 shares of Common Stock. Except as indicated below, the security holders listed possess sole voting and investment power with respect to the shares beneficially owned by that person.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Class

Directors and Executive Officers:
Clark N. Wilson (1)	12,560,826	70.6%
Michael A. Luigs (2)	20,000	*
Sidney Christopher Ney (2)	20,000	*
Barry A. Williamson (2)	20,000	*
Daniel Allen (2)	100,000	*
Dennis Ciani (2)	100,000	*
Mark J. Gram (2)	100,000	*
David Goodrum (2)	100,000	*
Ron Kerwin (2)	70,000	*
Gary Meier (2)	40,000	*
All Directors and Executive Officers	13,130,826	70.9%

Other 5% Stockholders:
John J. Gorman	3,143,963	17.8%

* Indicates ownership of less than 1%.

(1) Includes 100,000 shares issuable upon exercise of stock options. Trusts for the benefit of Mr. Wilson’s children hold an aggregate of 1,000,000 but are not listed as beneficially owned by Mr. Wilson. Mr. Wilson does not have voting or dispositive power over such shares. Mr. Wilson disclaims beneficial ownership of such shares.

(2) All shares listed as owned are issuable upon exercise of stock options.

Directors and Executive Officers, Promoters and Control Persons.

Directors, Executive Officers and Key Employees

The following table sets forth certain information regarding our current directors and executive officers. Our directors and executive officers were appointed to their present positions in connection with our acquisition of WFC.

Our executive officers are elected by the board of directors and shall serve at the discretion of the board. All of the current directors serve until the next annual stockholders’ meeting or until their successors have been duly elected and qualified.

Name	Age	Position
Directors:
Clark N. Wilson	49	Chairman of the Board, President and Chief Executive Officer
Michael A. Luigs	34	Director
Sidney Christopher Ney	38	Director
Barry A. Williamson	48	Director

Executive Officers:
Daniel Allen	43	Chief Financial Officer
Dennis Ciani	47	Director of Sales and Marketing
David Goodrum	43	Director of Land Development
Mark J. Gram	57	Senior Vice President of Marketing
Ron Kerwin	40	Controller
Gary Meier	49	Purchasing Director

Biographical information for the directors and executive officers of Wilson Holdings is set forth below:

Directors

Clark N. Wilson. Mr. Wilson became a Director and Chairman of the Board in October 2005. Mr. Wilson is also our President and Chief Executive Officer. Beginning in 2002, Mr. Wilson served as a principal in Athena Equity Partners-Hays, L.P., a Texas limited partnership that specializes in commercial real estate investments, which merged with Wilson Family Communities in May 2005. Mr. Wilson served as the President and Chief Executive Officer of Clark Wilson Homes, Inc., a subsidiary of Capital Pacific Holdings, from 1992 to 2003. Previously, Mr. Wilson was the President of Doyle Wilson Homebuilder, Inc., serving in that position in 1992. Mr. Wilson served as Vice President of Doyle Wilson Homebuilder, Inc. from 1986 to 1992. Mr. Wilson attended Amarillo College and the University of Texas at Austin, and has nearly 25 years of experience in the homebuilding industry. Mr. Wilson also currently sits on the board of Tejas, Incorporated, a public parent company of a full-service brokerage and investment-banking firm headquartered in Austin.

Michael A. Luigs. Mr. Luigs became a Director in October 2005. Mr. Luigs has been active in the management of two real estate firms: Flying L Land & Livestock, L.L.C., a privately-owned investment operation with a focus on rural property acquisition and resale, and Land/Water/Sky, L.L.C., a brokerage that specializes in large rural property transaction, with a minimum listing criteria of $1,500,000. Mr. Luigs is a graduate of the University of North Dakota.

Sidney Christopher Ney. Mr. Ney became a Director in October 2005. Mr. Ney has served as the founder and Chief Executive Officer of CoreTrac, Inc., a software company specializing in the financial industry. Prior to founding CoreTrac, Mr. Ney worked for Lehman Brothers and Paine Webber, focusing on both the investment banking and brokerage aspects of the business. Mr. Ney is a graduate of Texas A&M University.

Barry A. Williamson. Mr. Williamson became a Director in October 2005. He is an attorney and represents clients in matters involving energy, utilities, telecommunication, transportation, environment, deregulation, and advanced technology. From 1992 to 1999, Mr. Williamson served a six-year term on the Texas Railroad Commission, serving as its Chairman in 1995. From 1988 to 1992, Mr. Williamson worked in the Reagan Administration as a principle advisor to the U.S. Secretary of Energy, and then in the administration of President George H.W. Bush, as the Director of the Minerals Management Service, in the U.S. Department of Interior. In 1985, Mr. Williamson established the Law Offices of Barry Williamson and founded an independent oil and gas company. Mr. Williamson currently serves on the board of Tejas Incorporated, SPACEHAB, Inc., a publicly traded commercial and government space services company, and Motient Corporation, a publicly traded provider of wireless mobile data services and wireless internet services. Mr. Williamson holds a B.A. in Political Science from the University of Arkansas and a J.D. from the University of Arkansas Law School.

Executive Officers

Daniel Allen. Mr. Allen has served as our Executive Vice President and Chief Financial Officer since October 2005. From February 1999 to August 2005, Mr. Allen served as Chief Financial Officer of HealthCare Facilities Development Corporation, a real estate development and service company for the health care industry. From February 1995 to January 1999, Mr. Allen served as Chief Financial Officer of Brock Consulting Group, a real estate acquisition and development company. Mr. Allen holds a BBA in Accounting and an MBA from The University of Texas and is a certified public accountant.

Dennis Ciani. Mr. Ciani has served as our Director of Sales and Marketing since October 2005. and served in the same capacity at Wilson Family Communities. From 1987 to June 2005, Mr. Ciani worked at Centex Homes-Austin, as Sales Manager of the Central Texas Division from 1990 to 1994, Sales and Marketing Director from 1994 to 2003 and Director of Operational Marketing from 2003 to 2005. Mr. Ciani is a graduate of Austin Community College and is a licensed real estate broker.

Mark J. Gram. Mr. Gram has served as our Senior Vice President of Marketing since October 2005. From July 2005 to October 2005 he served in the same capacity at Wilson Family Communities. From 1992 to 2005, Mr. Gram served as a consultant to Centex Homes-Austin, and from 2004 to 2005, as a consultant to Grenadier Homes. Since 1978, Mr. Gram has been an independent consultant conducting real estate market research in several states, prior to which he was head of research for the Irvine Company in Newport Beach, California, which managed an 80,000-acre master planned community that eventually became Irvine, California. Mr. Gram is a graduate of Arizona State University.

David Goodrum. Mr. Goodrum has served as our Director of Land Development since October 2005 and served in the same capacity at Wilson Family Communities. From 2003 to 2005, Mr. Goodrum became a partner and General Manager of Operations, Sales and Marketing for HBH SYSTEMS, a company which provides LP Gas to residential subdivisions with contracts in Dallas, Waco and Austin. From 1998 to 2003, Mr. Goodrum served as District Manager of the El Paso County Water Authority, prior to which he served as Contracts Manager for Eco Resources, Inc. from 1994 to 1998. Mr. Goodrum has also worked as a project engineer for Warner Engineering in Palm Desert, California from 1988 to 1994, and as a civil designer with Murfee Engineering Co. in Austin from 1984 to 1988. Mr. Goodrum is a graduate of Texas State Technical Institute.

Ron Kerwin. Mr. Kerwin has served as our Controller since October 2005. From May 2005 to October 2005, he served in the same capacity at Wilson Family Communities. In 2004, Mr. Kerwin served as an associate with The Controller Group where he worked on Sarbanes Oxley engagements at Crescent Real Estate and MDI Security. In 2003, Mr. Kerwin was a partner at S & T Inspections Services. From 1997 to 2003, Mr. Kerwin worked at SAP America, focusing on the finance and accounting functionalities of the SAP R/3 system. From 1991 to 1997, Mr. Kerwin served as an accounting manager at Origin Systems. Mr. Kerwin holds a BBA in Accounting from The University of Texas at Austin.

Gary A. Meier. Mr. Meier has served as our Purchasing Director since October 2005. From July 2005 to October 2005, he served in the same capacity at Wilson Family Communities. From 2002 to June 2005, Mr. Meier served as Purchasing Manager at Kimball Hill Homes. From 1997 to 2002, Mr. Meier worked at Morrison Homes, owned by George Wimpey PLC of London, handling all aspects of purchasing and estimating in the start-up of their Austin Division. Mr. Meier joined Centex Homes in 1992, serving as Purchasing and Estimating Manager. Mr. Meier began his career as a Cost Analyst with Doyle Wilson Homes in 1987. Mr. Meier holds a BBA in Real Estate and General Business from The University of Texas at Austin.

Executive Compensation.

The following summary compensation table sets forth the aggregate compensation awarded to, earned by, or paid to our Chief Executive Officer. We did not have any executive officers whose annual compensation exceeded $100,000 for the fiscal year ended December 31, 2004. WFC was incorporated in 2005 and therefore did not have any executive officers whose annual compensation exceeded $100,000 for the fiscal year ended December 31, 2004.

	Annual Compensation			Long Term Compensation Awards
Name and Principal Position	Year	Salary($)	Bonus($)	Securities Underlying Options/SARs(#)	All Other Compensation ($)
Wayne Mower[1]	2004	-	-	-	-
President and	2003	-	-	-	-
Chief Executive Officer	2002	-	-	-	-

John Ruth	2004	47,500	-	-	500
President	2003	-	-	-	-
	2002	-	-	-	-

1 Wayne Mower served as our President and Chief Executive Officer until October 2005 when we acquired Wilson Family Communities, Inc. Clark Wilson has served as President and Chief Executive Officer since October 2005 but did not receive any compensation from us or from Wilson Family Communities, Inc. in Fiscal 2004.

Stock Option Grants In Last Fiscal Year

None of our executive officers were granted any stock options or stock appreciation rights during fiscal 2004.

Aggregate Option/SAR Exercises in Last Fiscal Year and Fiscal Year End Option/SAR Values

None of our executive officers exercised any stock options during fiscal 2004 or held any stock options at December 31, 2004.

Indemnification Agreements

We will enter into an indemnification agreement with each of our directors and executive officers. The indemnification agreements and our certificate of incorporation and bylaws require us to indemnify our directors and officers to the fullest extent permitted by Nevada law.

Board of Directors Meetings and Committees

Our new Board of Directors intends to establish an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee, which committees will consist of independent directors. We intend to adopt procedures by which shareholders may recommend nominees to the Board of Directors.  We also intend to adopt a process for shareholders to send communications to the Board of Directors.

Our new Board of Directors will appoint directors to serve on the committees described above.

Certain Relationships and Related Transactions

Wilson Holdings has entered into an agreement with Tejas Securities Group, Inc. pursuant to which Tejas will serve as Placement Agent in connection with a proposed offering of shares of our common stock.

John J. Gorman is the Chairman of the Board of the Placement Agent and of Tejas Incorporated, the parent company of the Placement Agent. Mr. Gorman is the beneficial owner of 3,143,963 shares of our common stock.

Clark N. Wilson, Chief Executive Officer of Wilson Holdings, has served on the Board of Directors of Tejas Incorporated, since October 1999, and is compensated for such service. Mr. Wilson owns 1,000 shares of Tejas Incorporated common stock and options to purchase an additional 10,000 shares of common stock. Additionally, Mr. Wilson owns or controls a substantial portion of our issued and outstanding shares of Common Stock. (See the discussion above in “Risk Factors - Our largest stockholders will continue to control a substantial ownership position in Wilson Holdings.”)

Barry A. Williamson is a member of our Board of Directors and is also a member of the Board of Directors of Tejas Incorporated.

We lease our principal executive office pursuant to a sublease with Tejas Securities Group, Inc., our placement agent.

Description of Securities

Common Stock

Wilson Holdings is authorized to issue 100,000,000 shares of Common Stock, par value $0.001 per share. As of October 14, 2005, there are 17,689,252 shares of Common Stock issued and outstanding. Each share of Common Stock is entitled to one vote per share for the election of directors and on all other matters submitted to a vote of stockholders. There are no cumulative voting rights. Common stockholders do not have preemptive rights or other rights to subscribe for additional shares, and the Common Stock is not subject to conversion or redemption. In the event of liquidation, the holders of Common Stock will share equally in any balance of corporate assets available for distribution to them. Subject to the rights of holders of any other securities subsequently issued, holders of the Common Stock are entitled to receive dividends when and as declared by our Board of Directors out of funds legally available. We have not paid any dividends since our inception and have no intention to pay any dividends in the foreseeable future. Any future dividends would be subject to the discretion of our Board of Directors and would depend on, among other things, future earnings, the operating and financial condition of Wilson Holdings, its capital requirements, and general business conditions.

Preferred Stock

We are authorized to issue 10,000,000 shares of Preferred Stock, no par value. As of October 14, 2005, there are no shares of Preferred Stock issued and outstanding.

Stock Option Plan

In connection with our acquisition of WFC, we adopted the Wilson Family Communities, Inc. 2005 Stock Option/Stock Issuance Plan (the “Plan”), pursuant to which we may issue to our officers, directors, employees and consultants incentive stock options, non-qualified stock options and shares of restricted stock. The Plan provides for the issuance of up to 1,680,478 shares of our Common Stock pursuant to awards under the Plan. As of October 14, 2005, we had outstanding options to purchase a total of 850,000 shares of Common Stock at $2.00 per share. All of our outstanding options expire ten years after the date of grant. The Plan is designed to qualify under the Internal Revenue Code as an incentive stock option plan. We may issue incentive awards covering up to an additional 830,478 shares of Common Stock under the Plan.

Stock Option Plan

In August 2005, we adopted the Wilson Family Communities, Inc. 2005 Stock Option/Stock Issuance Plan. The plan contains two separate equity programs: 1) the Option Grant Program for eligible persons at the discretion of the plan administrator, be granted options to purchase shares of common stock and 2) the Stock Issuance Program under which eligible persons may, at the discretion of the plan administrator, be issued shares of common stock directly, either through the immediate purchase of such shares or as a bonus for services rendered to us or any parent or subsidiary.

Our Board is the plan administrator and has full authority (subject to provisions of the plan) and it may delegate a committee to carry out the functions of the administrator. Persons eligible to participate in the plan are employees, non-employee members of the Board or board of directors of any parent or subsidiary.

The stock issued under the plan shall not exceed 1,680,478. On October 14, 2005, grants were awarded at a fair market value of $2.00 per share to employees, with 5 year vesting and a 10 year expiration to purchase an aggregate of 850,000 shares of our Common Stock, including 100,000 shares to Clark Wilson, 60,000 shares to three members of the Board of WFC, and 95,000 shares with a fair market value of $1.10 per share issued to non-employees. Shares to non-employees are non qualified stock options.

Warrants

From time to time we may issue warrants for the purchase of our common stock.

Anti-Takeover Provisions

Provisions of Nevada law, our articles of incorporation, or our bylaws could have the effect of delaying or preventing a third party from acquiring us, even if the acquisition would benefit our stockholders. The provisions of Nevada law and in our articles of incorporation and bylaws are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by the board of directors and to discourage certain types of transactions that may involve an actual or threatened change of control of Wilson Holdings. These provisions are designed to reduce our vulnerability to an unsolicited proposal for a takeover that does not contemplate the acquisition of all of our outstanding shares, or an unsolicited proposal for the restructuring or sale of all or part of Wilson Holdings.

Nevada anti-takeover statute. We may in the future become subject to the provisions of Section 78.438 of the Nevada Revised Statutes, an anti-takeover law. Nevada laws prohibits a Nevada corporation with more than 200 stockholders from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless an exception applies. For example, a combination is permitted if, prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder's becoming an interested stockholder. For purposes of NRS Section 78.438, a “business combination” includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years prior to the date of determination whether the person is an “interested stockholder”, did own, 10% or more of the corporation's voting stock.

Charter and Bylaws. In addition, provisions of our articles of incorporation and bylaws may also have an anti-takeover effect. These provisions may delay, defer or prevent a tender offer or takeover attempt of Wilson Holdings that a stockholder might consider in his or her best interest, including attempts that might result in a premium over the market price for the shares held by our stockholders. The following summarizes these provisions.

  Authorized but Unissued Shares. Our authorized but unissued shares of common stock and preferred stock are available for our board to issue without stockholder approval. We may use these additional shares for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of our authorized but unissued shares of common stock and preferred stock could render it more difficult or discourage an attempt to obtain control of Wilson Holdings by means of a proxy context, tender offer, merger or other transaction.

  Supermajority Vote Provisions. The Nevada Revised Statutes provide generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's articles of incorporation or bylaws, unless a corporation's articles of incorporation or bylaws, as the case may be, require a greater percentage.

  Indemnification. Our articles of incorporation and bylaws require us to indemnify our directors and officers to the fullest extent permitted by Nevada law. In addition, our charter limits the personal liability of our board members for breaches by the directors of their fiduciary duties to the fullest extent permitted under Nevada law. We also enter into indemnification agreements with our officers and directors.

Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters

Market Price and Dividend Information

Our common stock is traded on the National Association of Securities Dealers Inc. Over the Counter Bulletin Board under the symbol “CMPC:BB,” although we expect the symbol to change shortly.

The following table represents the range of the high and low bid prices of our common stock as reported by the OTC Bulletin Board Historical Data Service. These quotations represent prices between dealers and may not include retail markups, markdowns, or commissions and may not necessarily represent actual transactions. We cannot ensure that an active public market will develop in its common stock or that a shareholder may be able to liquidate his investment without considerable delay, if at all.

Year	Quarter Ended	High	Low

2003	March 31	$52.50	$21.00
	June 30	$45.50	$21.00
	September 30	$45.50	$14.00
	December 31	$21.00	$10.00
2004	March 31	$7.00	$3.50
	June 30	$7.00	$7.00
	September 30	$17.50	$14.00
	December 31	$21.00	$14.00
2005	March 31	$10.49	$3.85
	June 30	$13.46	$3.85
	September 30	$13.99	$3.85
	December 31 (through October 14)	$12.00	$8.50

Our shares are subject to section 15(g) and rule 15g-9 of the Securities and Exchange Act, commonly referred to as the "penny stock" rule. The rule defines penny stock to be any equity security that has a market price less than $5.00 per share, subject to certain exceptions. The rule provides that any equity security is considered to be a penny stock unless that security is; registered and traded on a national securities exchange meeting specified criteria set by the SEC; authorized for quotation from the NASDAQ stock market; issued by a registered investment company; excluded from the definition on the basis of price at least $5.00 per share or the issuer's net tangible assets. Our shares are deemed to be penny stock, trading in the shares will be subject to additional sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors. Accredited investors, in general, include individuals with assets in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 together with their spouse, and certain institutional investors.

For transactions covered by these rules, broker-dealers must make a special suitability determination for the purchase of such security and must have received the purchaser's written consent to the transaction prior to the purchase. Additionally, for the transaction involving a penny stock, other rules apply. Consequently, these rules may restrict the ability of broker-dealers to trade or maintain a market in our common stock and may affect the ability of shareholders to sell their shares.

Dividends

We have never paid or declared any cash dividends on our common stock, and we have no current plans to pay any future cash dividends on the common stock. Instead, we intend to retain all earnings to support our operations and future growth. The payment of any future dividends on the common stock will be determined by the board of directors based upon our earnings, financial condition and cash requirements, possible restrictions in future financing agreements, if any, restrictions in the certificates of designations of preferred stock, business conditions and such other factors deemed relevant.

Holders

As October 14, 2005, there were approximately 357 record holders of our common stock. No shares of our preferred stock are issued or outstanding.

Legal Proceedings

We are not a party to any legal proceedings.

Item 3.02	Unregistered Sales of Equity Securities.

On October 6, 2005 we issued 658,922 shares of unregistered Common Stock to various parties pursuant to the conversion of outstanding indebtedness.

In connection with the closing of the Merger on October 11, 2005, we issued 16,804,479 shares of unregistered Common Stock to holders of the capital stock of WFC, in exchange for all issued and outstanding shares of the capital stock of WFC, and reserved for issuance 850,000 shares of common stock pursuant to outstanding options to purchase common stock of WFC pursuant to WFC's 2005 Stock Option/Stock Issuance Plan that were assumed by us.

The options to purchase common stock were all issued under the Wilson Family Communities, Inc. 2005 Stock Option/Stock Issuance Plan, which we assumed in connection with the Merger. The options vest over a five year period, are all exercisable for ten years from the date of issuance and may be exercised on a net cashless basis. The outstanding options to purchase our common stock consist of options to purchase 850,000 shares of common stock in the aggregate at $2.00 per share.

The issuance of the shares of our common stock and the reservation of shares of common stock to be issued upon exercise of the options assumed in connection with the Merger was not registered under the Securities Act of 1933, as amended (the "Securities Act"), and the securities issued in reliance upon the exemption from registration contained in Section 4(2) of the Act and Regulation D promulgated thereunder. The securities may not be offered or sold in the United States in the absence of an effective registration statement, or exemption from the registration requirements, under the Securities Act.

These securities were offered and sold by us in reliance upon the exemptions provided for in Section 4(2) of the Securities Act, relating to sales not involving any public offering. The sales were made to a limited number of purchasers without the use of an underwriter and the certificates representing the securities sold contain a restrictive legend that prohibits transfer without registration or an applicable exemption. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and other instruments issued in such transactions. The sales of these securities were made without general solicitation or advertising.

Item 4.01	Change’s in Registrant’s Certifying Accountant

In connection with the closing of the Merger, on October 12, 2005 our Board of Directors engaged Helin, Donovan, Trubee & Wilkinson, LLP (“HDT&W”) to serve as our independent public accountants and dismissed our former independent accountants, Chisholm, Bierwolf, Nilson (“CBN”). The change in auditors was effective October 12, 2005. HDT&W will audit our financial statements for the fiscal year ending December 31, 2005.

CBN’s audit reports on our consolidated financial statements for the past two fiscal years did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles, except for the “going concern” assumption in the Report of Independent Registered Public Accounting Firm filed in connection with the Forms 10-K filed on April 15, 2005, and April 14, 2004.

In connection with its audits of our consolidated financial statements for the fiscal years ended December 31, 2004 and 2003 and through the date of this Current Report on Form 8-K, there were no disagreements with CBN on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to CBN’s satisfaction, would have caused them to make reference to the subject matter in connection with their reports on our consolidated financial statements and supporting schedules for such years; and there were no reportable events, as listed in Item 304(a)(1)(v) of Regulation S-K.

We provided CBN with a copy of the foregoing disclosures and will file their letter to the Securities and Exchange Commission with an amendment to this Current Report on Form 8-K.

During the fiscal years ended December 31, 2004 and 2003 and through the date of this Current Report on Form 8-K, we did not consult HDT&W or any other accounting firm with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of the audit opinion that might be rendered on our consolidated financial statements, or any other matters or reportable events listed in Items 304(a)(2)(i) and (ii) of Regulation S-K.

Item 5.01	Changes in Control of Registrant

In connection with the Merger, each outstanding share of common stock of WFC was converted into one share of our common stock. In connection with the Merger, each outstanding share of Series A Convertible Preferred Stock of WFC was converted into one share of our common stock. All outstanding options to purchase common stock of WFC were assumed by the us and converted into options to purchase our common stock. The Merger resulted in a change of control of Wilson Holdings, with former shareholders of WFC owning approximately 95.0% of our outstanding common stock, or approximately 95.2% assuming the conversion of all outstanding options, following the closing of the Merger. The description of the Merger is set forth above under "Item 2.01. Completion of Acquisition of Disposition of Assets - Principal Terms of the Merger" and is incorporated herein by reference.

Pursuant to the Merger Agreement, following the consummation of the Merger, Mr. Mower, formerly our sole director, increased the size of the Board of Directors to four members. and Mr. Mower resigned from the Board and appointed Clark N. Wilson, Barry A.Williamson, Sydney Christopher Ney and Michael A. Luigs (the "WFC Designees") to the Board in accordance with Rule 14f-1 under the Exchange Act. Each of these persons has consented to serve as our director if appointed or elected. None of the WFC Designees was previously a director of, or has held any position with, us. WFC has advised the Company that, to the best of its knowledge, none of the WFC Designees or any of their affiliates beneficially owned any equity securities or rights to acquire any such securities prior to the closing of the Merger, nor has any such person been involved in any transaction with us or any of our directors, executive officers or affiliates that is requ ired to be disclosed pursuant to the rules and regulations of the Securities and Exchange Commission other than as described. There are no familial relationships among any of the WFC Designees. All of our officers immediately prior to the consummation of the Merger have resigned and been replaced with the officers of WFC named in Item 2.01 of this 8-K.

As a result of the change in the composition of the Board of Directors and the issuance of the Common Stock in the Merger, there was a change in control of Wilson Holdings on the date the Merger was completed.

The Company’s Directors and Executive Officers are set forth in Item 2.01 of this Report.

Item 9.01           Financial Statements and Exhibits

(a) Financial statements of Businesses Acquired.

Table of Contents

FINANCIAL STATEMENTS FOR WILSON FAMILY COMMUNITIES, INC.
Report of Independent Registered Public Accounting Firm	F-2
Balance Sheets as of June 30, 2004 and 2003 (unaudited) and December 31, 2004 and 2003	F-3
Statements of Operations for the six months ended June 30, 2005 and 2004 (unaudited),
and years ended December 31, 2004 and 2003	F-4
Statement of Partners’ Equity and Stockholders’ Equity for the six months ended June 30, 2005 (unaudited), and
years ended December 31, 2004 and 2003	F-5
Statements of Cash Flows for the six months ended June 30, 2005 and 2004 (unaudited) and years ended
December 31, 2004 and 2003	F-6
Notes to Financial Statements for six months ended June 30, 2005 and 2004 (unaudited)
and years ended December 31, 2004 and 2003	F-7

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders
Wilson Family Communities, Inc.

We have audited the accompanying balance sheets of Wilson Family Communities, Inc. (formerly, Athena Equity Partner-Hays, L.P.) (the Company) as of December 31, 2004 and 2003, and the related statements of operations, partners’ equity and stockholders’ equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above presents fairly, in all material respects, the financial position of the Company as of December 31, 2004 and 2003 and the results of its operations and cash flows for the years then ended in conformity with generally accepted accounting principles in the United States of America.

HELIN, DONOVAN, TRUBEE, & WILKINSON, LLP

/s/ Helin, Donovan, Trubee & Wilkinson, LLP

Austin, Texas
September 16, 2005

WILSON FAMILY COMMUNITIES, INC. Balance Sheets As of June 30, 2005 and 2004 and December 31, 2004 and 2003

	(Unaudited)
	June 30		December 31
	2005	2004	2004	2003
ASSETS
Current assets:
Cash and cash equivalents	$4,643,867	-	8,943	1,720
Other assets	82,737	69	-	-
Total current assets	4,726,604	69	8,943	1,720

Inventory
Land	9,602,913	-	375,354	-
Construction in progress	9,283	-	-	-
Total inventories	9,612,196	-	375,354	-

Non-current assets:
Equipment and software, net of
accumulated depreciation and amortization	6,112	-	-	-
Total Assets	$14,344,912	69	384,297	1,720

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$26,380	-	-	1,720
Notes payable	6,890,988	-	-	-
Accrued expenses	19,165	-	5,273	-
Deferred income	11,222	-	5,581	-
Due to related parties	540,800	-	21,000	-
Total current liabilities	7,488,555	-	31,854	1,720
Long term notes payable	-	-	279,800	-
Total liabilities	7,488,555	-	311,654	1,720

PARTNERS’ EQUITY
General partner	-	-	-	1,257
Limited partners	-	69	72,643	(1,257)
STOCKHOLDERS’ EQUITY
Series A Convertible Preferred Stock, $0.001
par value, 10,000,000 shares authorized,
6,804,788 issued and outstanding, liquidation
value of $6,804,788	6,805	-	-	-
Additional paid in capital, preferred stock	6,797,984	-	-	-
Common stock, $0.001 par value, 20,000,000
shares authorized, 10,000,000 shares issued
and outstanding	10,000	-	-	-
Additional paid in capital, common stock	68,286	-	-	-
Retained earnings	(26,718)	-	-	-
Total stockholders' equity	6,856,357	69	72,643	-
Total liabilities and stockholders' equity	$14,344,912	69	384,297	1,720

See accompanying notes to financials statements.

WILSON FAMILY COMMUNITIES, INC. Statements of Operations Six Months Ended June 30, 2004 and 2005 and Years Ended December 31, 2004 and 2003

	(Unaudited)
	June 30		December 31,
	2005	2004	2004	2003
Revenues
Revenues from sale of land	$-	-	-	16,774,183
Cost of Revenues
Cost of land sold and sales cost	-	-	-	13,715,095
Net revenues from land sales	-	-	-	3,059,088
Costs and expenses:
Corporate general and administration	65,035	-	48,296	2,984
Sales and marketing	7,172	-	-	-
Total costs and expenses	72,207	-	48,296	2,984
Operating income (loss)	(72,207)	-	(48,296)	3,056,104
Other income	-	69	-	-
Interest income	7,874	-	26	168
Interest expense	(16,742)	-	(10,793)	(143,002)
Total other income (expense), net	(8,868)	69	(10,767)	(142,834)
Net income (loss)	$(81,075)	69	(59,063)	2,913,270

Basic and diluted (loss) per share	$(0.05)
Basic and diluted weighted average common
shares outstanding:	1,666,667

See accompanying notes to financials statements.

WILSON FAMILY COMMUNITIES, INC. Statements of Partners’ Equity and Stockholders' Equity Years Ended December 31, 2003, 2004 and Six Months Ended June 30, 2005

		Series A Preferred Stock			Common Stock
	Partners’ Equity	Shares	Amount	Additional Paid In Capital	Shares	Amount	Additional Paid In Capital	Accumulated Deficit	Total
Balances January 1, 2003	$3,128,430	-	$ -	$ -	-	$ -	$ -	$ -	$3,128,430
Contributions	164,483	-	-	-	-	-	-	-	164,483
Net income	2,913,270	-	-	-	-	-	-	-	2,913,270
Distributions	(6,206,183)	-	-	-	-	-	-	-	(6,206,183)
Balances at December 31, 2003	-	-	-	-	-	-	-	-	-
Contributions	131,706		-	-	-	-	-	-	131,706
Net loss	(59,063)	-	-	-	-	-	-	-	(59,063)
Balances at December 31, 2004	72,643	-	-	-	-	-	-	-	72,643
Net loss through May 31, 2005	(54,357)	-	-	-	-	-	-	-	(54,357)
Common Stock issued in exchange Cash and Partnership interests	(18,286)	-	-	-	9,000,000	9,000	9,286	-	-
Sale of Common Stock	-	-	-	-	1,000,000	1,000	59,000	-	60,000
Sales of Series A Convertible Preferred Stock	-	4,400,000	4,400	4,395,600	-	-	-	-	4,400,000
Series A Preferred Stock issued for land	-	2,404,788	2,405	2,402,384	-	-	-	-	2,404,789
Net loss from June 1 through June 30, 2005	-	-	-	-	-	-	-	(26,718)	(26,718)
Balances June 30, 2005	$ -	6,804,788	$6,805	$ 6,797,984	10,000,000	$10,000	$68,286	($26,718)	$6,856,357

See accompanying notes to financial statements.

WILSON FAMILY COMMUNITIES, INC. Statements of Cash Flows Six Months Ended June 30, 2005 and 2004 and Years Ended December 31, 2004 and 2003

	(Unaudited)
	June 30		December 31,
	2005	2004	2004	2003
Cash flows from operating activities:
Net income (loss)	$(81,075)	69	(59,063)	2,913,270
Adjustments to reconcile net earnings to net cash
provided by (used in) operating activities
Depreciation and amortization	135	-	-	(9,167)
(Increase) decrease in inventories	(9,283)	-	(95,554)	8,153,258
(Increase) decrease in other assets	(14,519)	(69)	-	115,874
Increase in accounts payable	26,380	-	-	-
Increase in other payables	19,533	(1,720)	9,134	(50,575)
Net cash provided by (used in) operating activities	(58,829)	(1,720)	(145,483)	11,122,660
Cash flows from investing activities:
Purchase of fixed assets	(6,247)	-	-	-
Net cash used in investing activities	(6,247)	-	-	-
Cash flows from financing activities:
Repayment of notes payable	-	-	-	(5,000,000)
Partnership contributions	-	-	131,706	164,483
Partnership distributions	-	-	-	(6,206,183)
Advances (repayment) from related parties, net	240,000	-	21,000	(80,137)
Proceeds from sales of Common Stock	60,000	-	-	-
Proceeds from sales of Series A Convertible Preferred stock	4,400,000	-	-	-
Net cash provided by (used in) financing activities	4,700,000	-	152,706	(11,121,837)

Net increase (decrease) in cash and cash equivalents	4,634,924	(1,720)	7,223	823
Cash and cash equivalents at beginning of period	8,943	1,720	1,720	897
Cash and cash equivalents at end of period	$4,643,867	-	8,943	1,720

Supplemental disclosure of non-cash financing activities:
Notes payable issued for land	$6,890,988	-	279,800	-
Preferred stock issued for land	2,404,788	-	-	-
Total land purchased	9,295,776	-	-	-

Common stock issued for partnership interest	$18,286	-	-	-
Cash paid for interest	$-	-	-	75,000
Cash paid for income taxes	$-	-	-	-
See accompanying notes to the financial statements.

WILSON FAMILY COMMUNITIES, INC.
Notes to Financial Statements
Six Months Ended June 30, 2005 and 2004 and
Years Ended December 31, 2004 and 2003

(1)	Organization

Wilson Family Communities, Inc. (“WFC”) was formed as a Delaware corporation in 2005 and acquired all of the remaining partnership interests of Athena Equity Partners-Hays, L.P., (“Athena”) a Texas limited partnership (“Athena”). Athena engaged in various land acquisition, development and homebuilding services, including the purchase, entitling, and sale of a 2,400 acre mixed-use tract composed of office, retail and residential lots in Central Texas. On May 31, 2005, Athena merged into WFC through an exchange of partnership interests for common stock. The Company will be focused on three types of activities: (1) strategic land acquisition and (2) residential land development and services.

Land Acquisition: The core business plan is to acquire land and land rights either through purchase or option agreements.

Residential Land Development and Services: In tandem with the land acquisition efforts, the Company plans to prepare real estate for development and sell undeveloped real estate. The planned target group for sales is experienced local home builders. In addition to selling lots to these builders, the Company intends to offer a package of services designed to enable these local home builders to effectively compete against national builders. The services the Company plans to offer include the marketing, sales, accounting, bill payment, basic compliance review, financing, surety, and management services.

(2)	Summary of Significant Accounting Policies

	(a)	Basis of Accounting

These financial statements are presented on the accrual basis of accounting in accordance with U.S. generally accepted accounting principles whereby revenues are recognized in the period earned and expenses when incurred.

	(b)	Cash Equivalents

For purposes of the statements of cash flows, the Company considers all short term, highly liquid investments with an original maturity of three months or less to be cash equivalents. At June 30, 2005 and 2004 and December 31, 2004 and 2003, the Company’s cash equivalents consisted of money market funds.

	(c)	Inventories

Inventories are stated at cost unless the inventory is determined to be impaired, in which case the impaired inventory would be written down to the fair market value. Inventory costs include land, land development costs, deposits on land purchase contracts and capitalized interest and real estate taxes incurred during development and construction phases.

	(d)	Land Held Under Option Agreements Not Owned

In order to ensure the future availability of land for homebuilding, the Company plans to enter into lot option purchase agreements with unaffiliated third parties. Under the proposed option agreements, the Company pays a stated deposit in consideration for the right to purchase land at a future time, usually at predetermined prices or percentage of proceeds as homes are sold.

WILSON FAMILY COMMUNITIES, INC.
Notes to Financial Statements
Six Months Ended June 30, 2005 and 2004 and
Years Ended December 31, 2004 and 2003

(2)	Summary of Significant Accounting Policies (continued)

	(d)	Land Held Under Option Agreements Not Owned, continued

These options generally do not contain performance requirements from the Company nor obligate the Company to purchase the land. See subsequent events (Note 13). Lot option agreements are initially capitalized as Inventory costs. If the lot options is exercised the option cost is included in the cost of the land acquired. At the earlier of the time that it is determined that the lot option will not be exercised or at the date the lot option expires the cost of the lot option is expensed.

	(e)	Interest and Real Estate Taxes

Interest and real estate taxes attributable to land and homes are capitalized as inventories while they are being actively developed.

Capitalized interest and real estate taxes to date have been immaterial.

	(f)	Revenue Recognition

Revenues from property sales are recognized in accordance with SFAS No. 66, “Accounting for Sales of Real Estate” when the risks and rewards of ownership are transferred to the buyer and the consideration received.

Revenues from land development and services to builders are recognized when the properties containing the underlying services are sold and when the risks and rewards of ownership are transferred to the buyer.

	(g)	Income Taxes

Prior to the merger of Athena with WFC at May 31, 2005, Athena was a partnership and therefore did not have income taxes as the income and losses passed through to the partners.

Since the merger, income taxes are accounted for in accordance with SFAS No. 109, “Accounting for Income Taxes,” deferred tax amounts and liabilities are determined based on temporary differences between financial reporting carrying amounts of existing assets and liabilities and their respective tax bases and net operating loss and credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates will be recognized in the period that includes the enactment date. As of June 30, 2005, the Company had incurred losses of $26,718. (Note 8)

	(h)	Advertising Costs

The Company has incurred advertising, marketing and promotion costs as part of the sales efforts to market the real estate for sale and services offered. These costs, including the cost of developing and printing various brochures and mail out documents, are expenses as incurred.

WILSON FAMILY COMMUNITIES, INC.
Notes to Financial Statements
Six Months Ended June 30, 2005 and 2004 and
Years Ended December 31, 2004 and 2003

(2)	Summary of Significant Accounting Policies (continued)

	(i)	Property and Equipment

Property and equipment is carried at cost less accumulated depreciation. Depreciation and amortization is recorded using the straight-line method over the estimated useful life of the asset. Depreciation and amortization for equipment and computer software typically ranges from 2 to 5 years. Leasehold improvements are depreciated over the life of the respective lease. Repairs and maintenance are expensed as incurred. Costs and accumulated depreciation applicable to assets retired or sold are eliminated from the accounts and any resulting gains or losses are recognized at such time.

	(j)	Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Accordingly, actual results could differ from those estimates.

Management of the Company has made estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period to prepare these financial statements in conformity with accounting principles generally accepted in the United States of America. Actual results could differ from those estimates.

	(k)	Impairment of Long-Lived Assets

The Company reviews its long-lived assets, which consist primarily of equipment and software, and real estate inventory for impairment according to whenever events or changes in circumstances indicate. Inventory is stated at the lower of cost (including direct construction costs, capitalized interest and real estate taxes) or fair value less cost to sell. Equipment and software is carried at cost less accumulated depreciation. We assess these assets for recoverability in accordance with the provisions of statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” or SFAS No. 144. SFAS No. 144 requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets is measured by comparing the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. These evaluations for impairment are significantly impacted by estimates of revenues, costs and expenses and other factors. If long-lived assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. No significant impairments of long- lived assets were recorded in 2005, 2004 or 2003.

WILSON FAMILY COMMUNITIES, INC.
Notes to Financial Statements
Six Months Ended June 30, 2005 and 2004 and
Years Ended December 31, 2004 and 2003

(2)	Summary of Significant Accounting Policies (continued)

	(l)	Loss per Common Share

Earnings per share is accounted for in accordance with SFAS No. 128, “Earnings per Share,” which require a dual presentation of basic and diluted earnings per share on the face of the statements of earnings. Basic loss per share is based on the weighted effect of common shares issued and outstanding, and is calculated by dividing net loss by the weighted average shares outstanding during the period. Diluted loss per share is calculated by dividing net loss by the weighted average number of common shares used in the basic loss per share calculation plus the number of common shares that would be issued assuming exercise or conversion of all potentially dilutive common shares outstanding.

On June 30, 2005, the Company issued 6,890,988 shares of Series A Convertible Preferred Stock which were excluded from earnings per share calculations because they are anti- dilutive. Only common shares were used in calculating loss per share at June 30, 2005.

	(m)	Financial Instruments and Credit Risk

Financial instruments that potentially subject the Company to credit risk, include cash and cash equivalents. Cash is deposited in demand accounts in federally insured domestic institutions to minimize risk. Although the balances in theses accounts exceed the federally insured limit from time to time, the Company has not incurred losses related to these deposits. As of June 30, 2005, the Company had no accounts receivable or notes receivable. Cash equivalents consist of money market accounts and are typically held in accounts with investment brokers or banks which are secured with high quality short maturity investment securities. The amounts reported for cash and cash equivalents, receivables, notes receivable, notes payable, accounts payable and accrued liabilities are considered to approximate their market values based on comparable market information available at the respective balance sheet dates and their short-term nature.

	(n)	Risks and Uncertainties

The Company’s current activities are limited to the geographical area of Central Texas which the Company defines as encompassing the Austin Metropolitan Statistical Area, or Austin MSA, and the San Antonio Metropolitan Statistical Area, or San Antonio MSA. This geographic concentration makes the Company’s operations more vulnerable to local economic downturns than those of larger, more diversified companies.

	(o)	Recently Issued Accounting Pronouncements

In December 2004, the Financial Accounting Standard Board (FASB) issued a revision to Statement of Financial Accounting Standard No. 123, “Accounting for Stock-Based Compensation” (SFAS 123R). SFAS 123R eliminates the use of the intrinsic value method of accounting under APB Opinion 25, “Accounting for Stock Issued to Employees,” and generally requires a public entity to reflect the cost of employee services received in exchange for an award of equity instruments based on the fair value of the award on the grand date in its income statement instead of pro forma disclosures in its financial statement footnotes. The grant-date fair value will be estimated using option-pricing models adjusted for unique characteristics of those equity instruments. Among other things, SFAS 123R also requires entities to estimate the number of instruments for which the requisite service is expected to rendered and, if the terms or conditions of an equity award are modified after the grant date,

WILSON FAMILY COMMUNITIES, INC.
Notes to Financial Statements
Six Months Ended June 30, 2005 and 2004 and
Years Ended December 31, 2004 and 2003

(2)	Summary of Significant Accounting Policies (continued)

(p) Recently Issued Accounting Pronouncements, continued

to recognize incremental compensation cost for such a modification by comparing the fair value of the modified award with the fair value of the award immediately before the modification. In addition, SFAS 123R amends FASB Statement No. 95, “Statement of Cash Flows,” to require that excess tax benefits be reported as a financing of cash inflow rather than as a reduction of taxes paid. SFAS 123 as amended is effective in the first annual effective reporting period that begins after December 15, 2005 (January 1, 2006 for the Company). As of the required effective date, entities that used the fair-value-based method under the original Statement 123 will apply this revised statement using a modified version of prospective application. The Company is currently evaluating the requirements of SFAS 123R and will adopt this statement at that date. Although the Company cannot estimate the exact amount at this time, the Company expects that the adoption of this statement could have a material effect on the financial statements.

(3)	Inventories

The Company’s inventories include real estate and development costs. As of June 30, 2005, the company owned two undeveloped tracts of land of approximately 15 acres and 736 acres in Hays County, Texas. (Notes 4 and 5)

(4)	Related Party Transactions

In 2004, Clark N. Wilson became the sole remaining partner of Athena. On May 31, 2005 Athena merged with WFC and the remaining Athena assets and partnership interests were exchanged for 9,000,000 shares of WFC common stock. Also at the time of the merger, trusts belonging to various members of the Wilson family, purchased 1,000,000 shares of common stock for $60,000.

In March of 2005, some of the trusts belonging to the Wilson family purchased a note for $279,800 from a third party that is secured by approximately 15 acres of land. The terms of the notes payable to Wilson family trusts remained the same at 8% per annum but the maturity date was changed from October 7, 2008 to April 4, 2006 when the entire principal and interest will be due and payable. (Note 9)

In June 2005, Clark N. Wilson, President and CEO of the Company and John O. Gorman purchased 2,200,000 and 2,000,000 shares respectively, of Series A Convertible Preferred Stock from the company for $1.00 per share.

(5)	Real Property Purchase

SGL Development, Ltd. and SGL Investments, Ltd., (collectively, “SGL”) were owners of approximately 736 acres of undivided land in Hays County, Texas. Clark N. Wilson directly and beneficially (through Steamboat Joint Venture) owned 13.59% (Wilson Beneficial Interest) of the property and John O. Gorman indirectly owned 12.33% (Gorman Beneficial Interest) of the property. In June 2005, SGL distributed to Mr. Wilson and Mr. Gorman their beneficial ownership in the property which they sold to the Company in exchange for 1,260,826 and 1,143,963 respectively of the 2,404,789 issued by the Company in the transaction. SGL then sold the remaining property, approximately 74.08% of the property to the Company in exchange for notes payable of $6,822,770. The notes payable issued have principal and interest due at maturity on June

WILSON FAMILY COMMUNITIES, INC.
Notes to Financial Statements
Six Months Ended June 30, 2005 and 2004 and
Years Ended December 31, 2004 and 2003

(5)	Real Property Purchase (continued)

30, 2006, with interest at the prime rate as reported in the Wall Street Journal adjusted for changes, (Prime Rate) for the first six months, Prime Rate plus 2.00% for the second six months and Prime Rate plus 2.25% with an exercise of an extension period of 90 days on the notes if the notes are not in default. The interest rate on the notes was 6.25% as of June 30, 2005. The notes are secured by the entire property acquired. There is a provision for partial releases of the land, lots and tracts, with assignments ranging from 100% to 140% of the par value per acre as a condition of the releases.

(6)	Liquidity and Capital Resources

The Company currently has $4.6 million in cash and cash equivalents and plans to commit substantial cash for the option rights to purchase land and guarantee certain payments regarding the development of the optioned land. The Company also intends to enter into other transactions with local home builders that will require substantial capital resources. The Company has a limited operating history since the merger and is currently attempting to raise additional operating capital (Note 13). It is unknown if these efforts will be successful.

(7)	Commitments and Contingencies

Options Purchase Agreements

In order to ensure the future availability of land for homebuilding, the Company plans to enter into lot option purchase agreements with unaffiliated third parties. Under the proposed option agreements, the Company pays a stated deposit in consideration for the right to purchase land at a future time, usually at predetermined prices or percentage of proceeds as homes are sold. These options generally do not contain performance requirements from the Company nor obligate the Company to purchase the land. See subsequent events (Note 13).

Non-Compete

Clark N. Wilson, the Company’s chief executive officer, served as the President and Chief Executive Officer of Clark Wilson Homes, Inc., a subsidiary of Capital Pacific Holdings, from 1992 to 2003. Pursuant to an agreement executed in connection with the sale of Clark Wilson Homes to J.M. Peters Company in 1994, Mr. Wilson agreed not to engage in the businesses of acquisition, ownership, development, construction or sale of dwelling units in certain portions of the United States in which we plan to do business. While we do not believe that this covenant not to compete remains in effect, the stated term of the covenant is for a term of five years for certain enumerated counties in Texas and for three years for certain other counties in the United States. It is our position that the covenant not to compete relates to the business of building homes, and that the purchase and sale of real estate as contemplated by us does not violate the covenant.

Litigation

The Company is not aware of any material pending legal proceedings, or other litigation incidental to our business, which would have a material adverse affect, to which the Company or any of its subsidiaries is a party or of which any of their property is the subject.

Office Lease

The Company entered into a sublease agreement with a related party for 4,000 square feet of office space. The sublease term is nineteen months beginning July 1, 2005 at $6,166 per month and may be cancelled by either party with 60 days written notice. The Lease provides for expansion space with 30 days written notice.

WILSON FAMILY COMMUNITIES, INC.
Notes to Financial Statements
Six Months Ended June 30, 2005 and 2004 and
Years Ended December 31, 2004 and 2003

(8)	Income Taxes

Prior to the merger on May 31, 2005, the partnership gains and losses passed through to the individual partners and income taxes are not applicable to previous periods. The Company had net losses subject to income taxes at June 30, 2005 of $26,718 with a deferred tax asset recorded of $9,882. Due to the uncertainty that the deferred tax asset will be realized, the Company has provided a 100% valuation allowance on its deferred tax assets.

(9)	Notes Payable

In September 2002, the Company obtained a $5,000,000 loan from a bank to purchase the rights in a land purchase option. The maturity date was September 5, 2004 and required quarterly interest payments at the prime rate plus 1.25% as quoted in the Wall Street Journal. The note was repaid on March 5, 2003. The loan was personally guaranteed by Mr. Wilson.

In October 2003, the company exchanged notes payable of $279,800 and approximately $95,000 in cash for approximately 15 acres of land in Hays County, Texas. Interest on the note was 8% per annum, payable quarterly with a maturity date of October 7, 2008. In March of 2005 the note was purchased by trusts belonging to some Wilson family members. The interest rate remained the same at 8% per annum but the maturity date changed to April 4, 2006.

In June 2005 the Company issued notes payable of $6,890,988 with a maturity date of June 30, 2006 at an escalating interest rate for approximately 74% of 736 acres of land. (Note 5)

(10)	Acquisitions

In May 2005, the Company exchanged 9,000,000 shares of common stock in exchange for all assets, liabilities and partners’ equity of Athena. The assets of Athena included approximately 15 acres of land with a carrying value of $375,354 secured by a note payable totaling $279,800. The fair value of assets acquired were allocated as follows:

Cash	$46,146
Other assets	42,699
Land inventory	375,354
Notes payable	(279,800)
Other liabilities	(166,113)
Net assets acquired	$18,286

(11)	Common Stock

The Company is authorized to issue 20,000,000 shares of common stock. Each common stockholder is entitled to one vote per share of common stock owned.

(12)	Preferred Stock

The Company is authorized to issued up to 10,000,000 shares of Preferred Stock with a par value of $0.001 per share.

In June 2005, the Company sold 4,400,000 shares of Series A Preferred Convertible Stock, (Series A Preferred), Par Value $0.001 per share, at a price of $1.00 per share. (Note 4)

WILSON FAMILY COMMUNITIES, INC.
Notes to Financial Statements
Six Months Ended June 30, 2005 and 2004 and
Years Ended December 31, 2004 and 2003

(12)	Preferred Stock (continued)

In June 2005 the Company issued 2,404,789 Series A Preferred Stock in conjunction with the acquisition of 24% interesting in a 736 acre tract of land valued at $2,404,789.

The Series A Preferred has a liquidation preference of $1.00 per share plus accrued dividends, (“Liquidation Amount”). The Series A Preferred can only be redeemed at the Company’s option for a price of $4.00 per share the first year, $5.00 per share in the second year and $7.50 per share the third year. The shares can be converted at the option of the holder. The conversion rate is the current Liquidation Amounts divided by the Conversion Price. The Conversion Price shall initially be the original purchase price of the stock. The stock shall automatically convert in a 1933 Act filing at $6 per share or more, a merger or a business combination with a public entity or upon vote of a majority of holders of the preferred stock.

Each share of Series A Preferred votes as one share of common stock.

The Series A Preferred has anti-dilution protection in the event that the Company sells shares of its capital stock or securities convertible into or exercisable for shares of its capital stock for a price per share less than the Series A Preferred purchase price. The Series A Preferred will also have 15 days to exercise their preemptive right to purchase a pro-rata portion of any equity securities offered by the Company in the future on the same terms and conditions as the Company proposes to offer such securities to other parties. No adjustment will be made for issuances by the Company pursuant to the Company’s Stock Option Plan, or in connection with an IPO, business acquisition or other similar agreements for anti-dilutive or preemptive rights.

Dividend Rights

The holders of the Series A Preferred are entitled to receive a $0.10 per share annual dividend. Any unpaid dividends accrue until such time as they can be paid.

(13)	Subsequent Events

Merger

On October 11, 2005, pursuant to an Agreement and Plan of Reorganization dated as of September 2, 2005 by and among Wilson Holdings, Inc., a Nevada corporation formerly known as Cole Computer Corporation, Wilson Acquisition Corp., a Delaware corporation, the Company, and a majority of the shareholders, Wilson Acquisition Corp. was merged with and into the Company, and the Company became a wholly-owned subsidiary of Wilson Holdings, Inc. (the “Merger”). As a result of the Merger, Wilson Holdings, Inc., which previously had no material operations, acquired the business of WFC.

Upon consummation of the Merger each share of Company common stock was converted into one share of common stock of Wilson Holdings, Inc., and each share of Company Series A Convertible Preferred Stock was converted into one share of common stock of Wilson Holdings, Inc.

Immediately prior to the Merger, as the result of a reverse stock split and the conversion of certain indebtedness into shares of our common stock, there were approximately 884,463 shares of our common stock outstanding. Approximately 16.8 million shares were issued to holders of issued and outstanding Company common and preferred stock. Former holders of options to purchase the common stock of the Company hold rights to purchase in the aggregate approximately 850,000 shares of Wilson Holdings, Inc. common stock. The capitalization of Wilson Holdings, Inc. is approximately 19.4 million shares on a fully-diluted basis.

This transaction will be accounted for as a reverse merger and as a result of this transaction, the Company will become a publicly traded entity.

WILSON FAMILY COMMUNITIES, INC.
Notes to Financial Statements
Six Months Ended June 30, 2005 and 2004 and
Years Ended December 31, 2004 and 2003

(13)	Subsequent Events (continued)

Option Purchase Agreements

The company entered into options to purchase and develop 5 properties under varying terms and schedules subsequent to June 30, 2005. The Company has made earnest money deposits of approximately $605 thousand, and the Company will have an “inspection period” whereby the Company can terminate the agreement and the earnest money would be returned except for a nominal fee. The Company anticipates inspection costs on the property relating to surveying, engineering studies or similar expenses prior to terminating or exercising its rights under the agreement.

Stock Option Plan

In August 2005, the Company adopted the “Wilson Family Communities, Inc. 2005 Stock Option/Stock Issuance Plan”, the “Stock Option Plan”. The plan contains two separate equity programs: 1) the Option Grant Program for eligible persons at the discretion of the plan administrator, be granted options to purchase shares of common stock and 2) the Stock Issuance Program under which eligible persons may, at the discretion of the plan administrator, be issued shares of common stock directly, either through the immediate purchase of such shares or as a bonus for services rendered to the Company or any parent or subsidiary.

The Board of Directors (“Board”) is the plan administrator and has full authority (subject to provisions of the plan) and it may delegate a committee to carry out the functions of the administrator. Persons eligible to participate in the plan are employees, non-employee members of the Board or member of the board of directors of any parent or subsidiary.

The stock issued under the Stock Option Plan shall not exceed 1,680,478 shares. On August 30, 2005, seventeen grants were awarded at a fair market value of $2.00 per share, with 5 year vesting and a 10 year expiration totaling 850,000 shares, Including 100,000 shares to Clark Wilson, 60,000 shares to three members of the board, and 95,000 shares issued to non-employees. Shares to non- employees are non qualified stock options. The fair value of such options were $104,500 at the date of grant.

Master Construction Loan

In September 2005, the Company secured a $2,000,000, one year, “Master Construction Loan” the “Loan,” that provides for draws and repayments for construction and lots. Interest is payable monthly and each draw must be repaid within one year at the initial rate of 6.25% per annum. The Loan is personally guaranteed by Mr. Wilson.

(b) Pro Forma Financial Information.

The following unaudited pro forma condensed combined financial information gives effect to the merger of Wilson Holdings, Inc. (“Holdings”) and Wilson Family Communities, Inc. (“WFC”). The unaudited pro forma combined balance sheet combines the financial position of Holdings and WFC at December 31, 2004 and June 30, 2005 as if the acquisition was consummated on January 1, 2004 and January 1, 2005, respectively. The unaudited pro forma combined statement of operations for the year ended December 31, 2004 and the six months ended June 30, 2005 combines the results of operations of Holdings and WFC as if the acquisition had occurred on January 1, 2004 and January 1, 2005, respectively.

The unaudited pro forma condensed combined financial information presented is based on preliminary estimates, available information and certain assumptions, and may be revised as additional information becomes available.  The unaudited pro forma condensed combined financial information is not intended to represent what WFC’s results of operations would actually have been if the acquisition had occurred on those dates or to project WFC’s financial results of operations for any future period.  Since Holdings and WFC were not under common control of management for the period January 1, 2004 to December 31, 2004 or January 1, 2005 to June 30, 2005, the unaudited pro forma condensed combined financial results may not be comparable to, or indicative of, future performance.

This unaudited pro forma condensed combined financial information should be read in conjunction with the historical financial statements of Holdings and WFC.  Holding’s historical financial statements can be found in Holdings’ Annual Report on Form 10-KSB filed on April 15, 2005 and Holdings’ Annual Report on Form 10-KSB filed on April 14, 2004.  WFC’s historical financial statements can be found in Item 9.01(a) of this Current Report on Form 8-K.

Unaudited Pro Forma Condensed Combined
Balance Sheet
(In Thousands)
As of June 30, 2005
	Cole	WFC	Total	Proforma Adjustments Note 2	Proforma Balance Sheet

Assets
Current Assets
Cash	$4	4,644	4,648	(4)	4,644
Other assets	-	82	82	-	82
Inventories	-	9,612	9,612	-	9,612
Prepaid expenses	-	-	-	-	-
Total Current Assets	4	14,338	14,342	(4)	14,338
Fixed Assets, net	-	6	6	-	6
Total Assets	$4	14,344	14,348	(4)	14,344

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	$-	26	26	-	26
Notes payable	98	6,891	6,989	(98)	6,891
Accrued expenses	104	19	123	(104)	19
Deferred income	-	11	11	-	11
Discontinued operations	192	-	-192	(192)	-
Due to related parties	850	541	1,391	(850)	541
Total current liabilities	1,244	7,488	8,732	(1,244)	7,788
Stockholders’ Equity
Preferred Stock 10% cumulative, $0.001 par value 10,000,000 shares authorized, 6,804,789 shares issued and outstanding	-	6	6	(6)	-
Additional paid in capital – preferred stock	-	6,798	6,798	(6,798)	-
Common Stock, $0.001 par value, 80,000,000 shares authorized, 69,437,400 issued and outstanding, respectively	69	10	79	(63)	16
Additional paid in capital – common stock	2,829	10	2,897	3,969	6,866
Accumulated deficit	(4,134)	(26)	(4,160)	4,134	(26)
Treasury Stock: 4,000,000 shares at cost	(4)	-	(4)	4	-
Total Stockholders’ Equity	(1,240)	6,856	5,616	1,240	6,856
Total Liabilities and Stockholders’ Equity	$4	14,344	14,348	(4)	14,344

Unaudited Pro Forma Condensed Combined
Balance Sheet
(In Thousands)
As of December 31, 2004
	Cole	WFC	Total	Proforma Adjustments Note 3	Proforma Balance Sheet
Assets
Current Assets
Cash	$5	9	14	(5)	9
Accounts Receivable-Other	-	-	-	-	-
Inventories	-	375	375	-	375
Prepaid Expenses	-	-	-	-	-
Total Current Assets	5	384	389	(5)	384
Fixed Assets, net	-	-	-	-	-
Total Assets	$5	384	389	(5)	384

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	$-	-	-	-	-
Notes payable	98	-	98	(98)	-
Accrued expenses	82	5	87	(82)	5
Deferred income	-	6	6	-	6
Discontinued operations	209	-	209	(209)	-
Due to related parties	849	21	870	(849)	21
Total current liabilities	1,238	31	1,270	(1,238)	31
Long term notes payable	-	280	280	-	311
Total liabilities	1,238	311	1,550	(1,238)
Partners’ Equity
General partners	-	73	73	-	73
Limited partners	-	-	-	-	-
Stockholders’ Equity
Common Stock, $0.001 par value, 80,000,000 shares authorized, 69,437,400 issued and outstanding, respectively	69	-	69	(69)	-
Additional paid in capital	2,828	-	2,828	(2,828)	-
Accumulated deficit	(4,126)	-	(4,126)	4,126	-
Treasury Stock: 4,000,000 shares at cost	(4)	-	(4)	4	-
Total Stockholders’ Equity	(1,233)	-	(1,233)	1,233	-
Total Liabilities and Stockholders’ Equity	$5	384	389	(5)	384

Unaudited Pro Forma Condensed Combined
Statement of Operations
For the six months ended June 30, 2005
(In thousands)
	Cole	WFC	Total	Proforma Adjustments	Proforma Income Statement
Revenues	$-	-	-	-	-

Expenses
General and administrative	9	65	74	(9)	65
Sales and marketing	-	7	7	-	7
Total costs and expense	9	72	81	(9)	72
Operating income (loss)	(9)	(72)	(81)	9	(72)
Other income	7	-	7	(7)	-
Gain on settlement of debt	18	-	18	(18)	-
Interest income	-	7	7	-	7
Interest expense	(23)	(16)	(39)	23	(16)
Total other income (expense), net	2	(9)	(7)	(2)	(9)
Net loss before income taxes	(7)	(81)	(88)	7	(81)
Income taxes	-	-	-	-	-
Net loss	$(7)	(81)	(88)	7	(81)
Basic and diluted shares outstanding					2,551,130
Basic and diluted loss per share					$ (0.03)

Unaudited Pro Forma Condensed Combined
Statement of Operations
For the year ended December 31, 2004
(In thousands)
	Cole	WFC	Total	Proforma Adjustments	Proforma Income Statement
Revenues	$-	-	-	-	-

Expenses
General and administrative	73	48	121	(73)	48
Operating income (loss)	(73)	(48)	(121)	73	(48)
Other income	7	-	7	(7)	-
Interest expense	(68)	(11)	(79)	68	(11)
Total other income (expense), net	(61)	(59)	(72)	61	(59)
Net loss before income taxes and discontinued operations	(134)	(59)	(193)	134	(59)
Income taxes	-	-	-	-	-
Net loss before discontinued operations	$(134)	(59)	(193)	134	(59)
Loss from disposal of discontinued operations	(43)	-	(43)	43	-
Net loss	$(177)	(59)	(236)	177	(59)
Basic and diluted shares outstanding					2,551,130
Basic and diluted loss per share					$ (0.02)

Note 1: Notes to Pro Forma Financial Statements

The following unaudited pro forma condensed combined financial statements give effect to the plan of reorganization for Cole Computer Corporation, Wilson Acquisition Corp., and Wilson Family Communities, Inc. These unaudited pro forma condensed combined financial statements have been prepared from the historical consolidated financial statements of Wilson Family Communities, Inc. and Cole Computer Corporation and should be read in conjunction therewith.

On October 11, 2005 Wilson Family Communities, Inc. (the “Company”) consummated the reverse merger and plan of reorganization into Wilson Holdings, Inc., f/k/a Cole Computer Corporation. The following pro forma condensed combined financial statements are presented to illustrate the effects of the merger on the historical financial position and operating results of the Company and Wilson Holdings, Inc. These pro forma historical results do not reflect operational efficiencies and cost savings that may be achieved with respect to the combined companies. Therefore, these pro forma historical results reflect operating costs which are not indicative or predictive of future period results.

The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the merger had been consummated on the indicated dates, nor is it necessarily indicative of future operating results. The pro forma adjustments are based on information available at the time of this filing. Changes in the ultimate purchase price based on future operating performance are not reflected in these pro forma financial statements. The issuance of additional consideration will affect the amount of goodwill ultimately recorded.

 Note 2 — Pro Forma Adjustments

The pro forma adjustments relate to exclusion of financial results of operations of Wilson Holdings, Inc. as the Company’s plans to eliminate the operations of Wilson Holdings, Inc. in its entirety. The following is a condensed summary of proforma adjustments which have made to the pro forma financial statement:

Balance Sheet	As of June 30, 2005	As of December 31, 2004
( in thousands)
Cash	($4)	($5)
Total Assets	($4)	($5)
Total Liabilities	($1,244)	($1,238)
Total Equity	$1,240	$1,233
Total Liabilities and Equity	($4)	($5)

The pro forma adjustments include issuance of 884,463 shares of common stock to stockholders of Wilson Holdings, Inc. as consideration for the reverse merger, and the pro forma adjustments to reflect the conversion of the Wilson Family Communities Series A Preferred Stock into common stock.

Note 3- UNAUDITED PRO FORMA COMBINED NET LOSS PER SHARE

Basic net loss per share and shares used in computing the net loss per share for the period ended June 30, 2005 and year ended December 31, 2004 are based on the historical weighted average common shares outstanding plus the shares issued for the above transaction. Dilutive net loss per share would give affect to the dilutive effect of common stock equivalents consisting of options and warrants.  Potentially dilutive securities have been excluded from the computation of net loss per share as its effect would be antidulitive.

(c) Shell Company Transactions

The information required by Item 9.01(c) is set forth in Item 9.01(a) and 9.01(b) above.

(d) Exhibits

Exhibit No.	Description
2.1	Agreement and Plan of Reorganization, dated September 2, 2005 by and among the Registrant, Wilson Acquisition Corp., Wilson Family Communities, Inc.
and the Major Shareholders listed on Schedule A thereto (filed as Exhibit 2.01 to the Current Report on Form 8-K dated September 2, 2005 and incorporated herein by this reference).
3.1	Articles of Incorporation of Pandora’s Golden Box (filed as Exhibit 3.1 to
Registrant’s Registration Statement on Form 10-SB (SEC File No. 000-23819)
(the “Form 10-SB”) and incorporated herein by this reference).
3.2	Certificate of Amendment to Articles of Incorporation (filed as Exhibit 3.2 to the
Form 10-SB and incorporated herein by this reference).
3.3	Certificate of Amendment to Articles of Incorporation (filed as Exhibit 3.1 to
Registrant’s Current Report on Form 8-K dated September 29, 2005 and incorporated herein by this reference).
3.4	Bylaws (filed as Exhibit 3.3 to the Form 10-SB and incorporated herein by this reference).
10.1	Engagement Letter, dated as of September 14, 2005, by and between Registrant and Tejas Securities Group, Inc.
10.2	Sublease Agreement dated July 11, 2005, by and between Registrant and Tejas
Securities Group, Inc.
10.3*	Wilson Family Communities, Inc. 2005 Stock Option/Stock Issuance Plan.
10.4	Master Construction Loan Agreement dated September 28, 2005 by and among
Registrant and PlainsCapital Bank.
10.5	Promissory Note dated September 28, 2005 issued by Registrant to PlainsCapital
Bank.
23.1	Consent of Helin, Donovan, Trubee & Wilkinson, LLP

____________________

* Management contract or compensatory plan or arrangement.

SIGNATURE

            Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 17, 2005	WILSON HOLDINGS, INC. By: /s/ Clark Wilson Clark Wilson President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
2.1	Agreement and Plan of Reorganization, dated September 2, 2005 by and among the Registrant, Wilson Acquisition Corp., Wilson Family Communities, Inc.
and the Major Shareholders listed on Schedule A thereto (filed as Exhibit 2.01 to the Current Report on Form 8-K dated September 2, 2005 and incorporated herein by this reference).
3.1	Articles of Incorporation of Pandora’s Golden Box (filed as Exhibit 3.1 to
Registrant’s Registration Statement on Form 10-SB (SEC File No. 000-23819)
(the “Form 10-SB”) and incorporated herein by this reference).
3.2	Certificate of Amendment to Articles of Incorporation (filed as Exhibit 3.2 to the
Form 10-SB and incorporated herein by this reference).
3.3	Certificate of Amendment to Articles of Incorporation (filed as Exhibit 3.1 to
Registrant’s Current Report on Form 8-K dated September 29, 2005 and incorporated herein by this reference).
3.4	Bylaws (filed as Exhibit 3.3 to the Form 10-SB and incorporated herein by this reference).
10.1	Engagement Letter, dated as of September 14, 2005, by and between Registrant and Tejas Securities Group, Inc.
10.2	Sublease Agreement dated July 11, 2005, by and between Registrant and Tejas
Securities Group, Inc.
10.3*	Wilson Family Communities, Inc. 2005 Stock Option/Stock Issuance Plan.
10.4	Master Construction Loan Agreement dated September 28, 2005 by and among
Registrant and PlainsCapital Bank.
10.5	Promissory Note dated September 28, 2005 issued by Registrant to PlainsCapital
Bank.
23.1	Consent of Helin, Donovan, Trubee & Wilkinson, LLP

_____________________

* Management contract or compensatory plan or arrangement.